Filed Pursuant to Rule 424(b)(5)
File Number: 333-151000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(3)
Convertible Senior Notes due 2038	$172,500,000	100%	$172,500,000	$6,780
Common Stock, $0.01 par value	(4)			(5)

(1)	Includes notes to be sold upon exercise of the underwriters’ over-allotment option. See “Underwriting.”

(2)	Calculated in accordance with Rule 457(r).

(3)	Pursuant to Rule 457(p), $6,780 of the filing fee is being offset by a previously paid filing fee paid by the Registrant upon the initial filing of the registration statement on Form S-3 (File No. 333-147029) on October 30, 2007.

(4)	An indeterminate number of shares of Common Stock may be issued from time to time upon conversion of the 3.375% Convertible Senior Notes due 2038.

(5)	No additional consideration will be received for the Common Stock issuable upon conversion of the 3.375% Convertible Senior Notes due 2038. No additional registration fee is required pursuant to Rule 457(i) under the Securities Act.

Prospectus Supplement to Prospectus Dated May 19, 2008.

$150,000,000

3.375% Convertible Senior Notes due 2038

The notes will bear interest at a rate of 3.375% per year, payable semi-annually in arrears in cash on June 1 and December 1 of each year, beginning on December 1, 2008 and ending on June 1, 2015, and will accrete principal beginning on June 1, 2015 at a rate that provides holders with an aggregate annual yield to maturity of 3.375% per year. Beginning with the six-month interest period commencing on June 1, 2015, we will pay contingent interest during any six-month interest period to the holders of notes if the “trading price” (as defined herein) of the notes for each of the five trading days ending on, and including, the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 130% of the accreted principal amount of the notes.

Holders may convert their notes at their option on any day prior to the close of business on the scheduled trading day immediately preceding March 1, 2015, only under the following circumstances: (1) during the five business-day period after any five consecutive trading day period (the “measurement period”) in which the price per $1,000 in original principal amount of the notes for each trading day of the measurement period was less than 98% of the product of the “last reported sale price” (as defined herein) of our common stock and the applicable conversion rate for the notes for such day; (2) during any calendar quarter after the calendar quarter ending June 30, 2008 (and only during such quarter), if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or (3) upon the occurrence of specified corporate events. The notes will be convertible, regardless of the foregoing circumstances, on and after March 1, 2015 but prior to the close of business on the scheduled trading day immediately preceding the maturity date.

The initial conversion rate for the notes will be 24.6305 shares of common stock per $1,000 in original principal amount of notes, equivalent to an initial conversion price of approximately $40.60 per share of common stock. The conversion price will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, if a “make-whole fundamental change” (as defined herein) occurs on or prior to June 6, 2015, we will in some cases increase the conversion rate by an additional number of shares of our common stock for a holder that elects to convert its notes in connection with such fundamental change.

Unless we make an irrevocable net share settlement election (as described herein), upon conversion of the notes, we will settle conversions of the notes (i) entirely in shares of our common stock, (ii) entirely in cash, or (iii) in cash for the accreted principal amount of the notes and shares of our common stock, or cash and shares of our common stock, for the excess, if any, of the conversion value above the accreted principal amount. In addition, at any time on or prior to the 30th scheduled trading day (as defined herein) prior to the maturity date of the notes, we may make an irrevocable net share settlement election pursuant to which we will settle all future conversions of the notes in cash for the “principal portion” (as defined herein) and shares of our common stock, or cash and shares of our common stock, if any, of the conversion value above the principal portion. The irrevocable net share settlement election is in our sole discretion and does not require the consent of holders of the notes.

Holders may require us to repurchase all or part of their notes on June 1, 2015, June 1, 2018, June 1, 2023, June 1, 2028 and June 1, 2033 at a repurchase price equal to 100% of the accreted principal amount of the notes being repurchased, plus accrued and unpaid interest, if any. Subject to certain exceptions, holders may also require us to repurchase for cash all or part of their notes upon a fundamental change at a price equal to 100% of the accreted principal amount of the notes being repurchased plus accrued and unpaid interest, if any. Beginning on June 6, 2015, we may redeem any or all of the notes (except for the notes that we are required to repurchase as described above), in cash at a redemption price equal to 100% of the accreted principal amount of the notes being redeemed, plus accrued and unpaid interest, if any.

The notes will be general senior unsecured obligations of the company and will rank equally in right of payment to all of its other senior unsecured indebtedness and senior in right of payment with all indebtedness that is contractually subordinated to the notes. The notes will be structurally subordinated to all existing and future claims of its subsidiaries’ creditors, including trade creditors. The notes will be effectively subordinated to the company’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. As of April 27, 2008, our subsidiaries had $442.2 million aggregate principal amount of indebtedness outstanding and approximately $593.1 million of other liabilities outstanding (excluding intercompany liabilities and liabilities of the type not required to be recorded on the balance sheet in accordance with GAAP).

The notes will be subject to special United States federal income tax rules. For a discussion of the special tax regulations governing contingent payment debt instruments, see “Certain United States Federal Income Tax Considerations.”

The notes will be evidenced by one or more global notes deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company. Except as described in this prospectus supplement, beneficial interests in each global note will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants.

For a more detailed description of the notes, see “Description of the Notes” beginning on page S-33.

We do not intend to apply for a listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Shares of our common stock are traded on the New York Stock Exchange under the symbol “ENS.” The closing sale price of our common stock on May 21, 2008 was $30.19 per share.

Concurrently with this offering, certain selling stockholders have agreed to sell 3,400,000 shares (or 3,740,000 shares if the underwriters exercise in full their option to purchase additional shares) of our common stock in a registered public offering at a public offering price per share of $29.00. The consummation of this offering is not conditioned upon the concurrent consummation of the offering of common stock and vice versa.

See “ Risk Factors” on pages S-14 of this prospectus supplement to read about factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial price to public	100.0%	$150,000,000
Underwriting discount	2.5%	$3,750,000
Proceeds, before expenses, to us	97.5%	$146,250,000

The initial offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from the date of original issuance, expected to be May 28, 2008.

To the extent the underwriters sell more than $150,000,000 in original principal amount of notes, the underwriters have the option to purchase from us up to an additional $22,500,000 in original principal amount of notes solely to cover over-allotments.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on May 28, 2008.

Joint Book-Running Managers

Goldman, Sachs & Co.	Banc of America Securities LLC

Wachovia Securities	PNC Capital Markets LLC

Prospectus Supplement dated May 21, 2008.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. We urge you to read the entire prospectus and this prospectus supplement, together with the information described under the heading “Where You Can Find More Information” in the accompanying prospectus carefully, including the risk factors set forth under “Risk Factors” in this prospectus supplement and the risk factors incorporated by reference herein.

If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. We are not making an offer to sell these notes in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference is accurate only as of its respective date or on the date which is specified in those documents and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to an additional $22,500,000 in original principal amount of notes solely to cover over-allotments for a period of 13 days following the date of this prospectus supplement.

MARKET AND INDUSTRY DATA

The market and industry data contained in this prospectus supplement and in documents incorporated herein by reference are based either on management’s own estimates, independent industry publications, reports by market research firms or other published independent sources, and, in each case, are believed by management to be reasonable estimates.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act. Generally, you can identify these statements because they use words like “anticipates,” “believes,” “will,” “estimates,” “expects,” “future,” “intends,” “plans” or the negative of such terms or similar terms. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are and will be based on management’s then-current beliefs and assumptions regarding future events and operating performance and on information currently available to our management, and are applicable only as of the dates of such statements.

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Forward-looking statements involve risks, uncertainties and assumptions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. Actual results may differ materially from those expressed in these forward-looking statements due to a number of uncertainties and risks, including the risks described in our Annual Report on Form 10–K for the fiscal year ended March 31, 2007, any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act and other unforeseen risks. You should not put undue reliance on any forward-looking statements. We undertake no obligation to update or revise these statements to reflect events or circumstances occurring after the date of such statements.

Our actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons, including the following factors:

•	general cyclical patterns of the industries in which our customers operate;

•	the extent to which we cannot control our fixed and variable costs;

•	the raw material in our products may experience significant fluctuations in market price and availability;

•	certain raw materials constitute hazardous materials that may give rise to costly environmental and safety claims;

•	legislation regarding the restriction of the use of certain hazardous substances in our products;

•	risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions and currency exchange rate fluctuations;

•	our ability to raise our selling prices to our customers when our product costs increase;

•	the extent to which we are able to efficiently utilize our global manufacturing facilities and optimize their capacity;

•	general economic conditions in the markets in which we operate;

•	competitiveness of the battery markets throughout the world;

•	our timely development of competitive new products and product enhancements in a changing environment and the acceptance of such products and product enhancements by customers;

•	our ability to adequately protect our proprietary intellectual property, technology and brand names;

•	unanticipated litigation and regulatory proceedings to which we might be subject;

•	changes in our market share in the business segments and regions where we operate;

•	our ability to implement our cost reduction initiatives successfully and improve our profitability;

•	unanticipated quality problems associated with our products;

•	our ability to implement business strategies, including our acquisition strategy, and restructuring plans;

•	our acquisition strategy may not be successful in locating advantageous targets;

•

our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames;

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•	our debt and debt service requirements which may restrict our operational and financial flexibility, as well as imposing unfavorable interest and financing costs;

•	adverse changes in our short and long term debt levels under our credit facilities;

•	our exposure to fluctuations in interest rates on our variable rate debt;

•	our ability to attract and retain qualified personnel;

•	our ability to maintain good relations with labor unions;

•	credit risk associated with our customers, including risk of insolvency and bankruptcy;
•	our ability to successfully recover in the event of a disaster affecting our infrastructure; and

•

terrorist acts or acts of war, whether in the United States or abroad, could cause damage or disruption to our operations, our suppliers, channels to market or customers, or could cause costs to increase, or create political or economic instability.

This list of factors that may affect future performance is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement. This summary does not contain all of the information you should consider before investing in the notes. You should read this prospectus supplement, the accompanying prospectus, any free writing prospectus we have authorized to be provided to you and the documents that they incorporate by reference carefully, especially the risks of investing in the notes discussed under the caption “Risk Factors” in this prospectus supplement and the consolidated financial statements and notes to those consolidated financial statements incorporated herein by reference, before deciding to invest in the notes. The terms “EnerSys,” “we,” “our,” and “us” refer to EnerSys — which is a holding company — and its consolidated subsidiaries. We use the term “the company” when we wish to refer only to the holding company and not to EnerSys and its consolidated subsidiaries.

Our fiscal year ends on March 31. References in or incorporated by reference in this prospectus supplement to a fiscal year, such as “fiscal 2008,” relate to the fiscal year ended on March 31 of that calendar year. For reading ease, certain financial information included or incorporated by reference in this prospectus supplement is presented on a rounded basis, which may cause minor rounding differences.

ENERSYS

EnerSys is the world’s largest manufacturer, marketer and distributor of industrial batteries. We also manufacture, market and distribute related products such as chargers, power equipment and battery accessories, and we provide related after-market and customer-support services for industrial batteries. Industrial batteries generally are characterized as reserve power batteries or motive power batteries.

Reserve power products are known as network, standby or stationary power batteries and are used primarily for backup power applications to ensure continuous power supply in case of main (primary) power failure or outage. Reserve power batteries are used primarily to supply standby direct current, or DC, operating power for:

•	telecommunications systems, such as wireless, wireline and internet access systems, central and local switching systems, satellite stations and radio transmission stations;

•	uninterruptible power systems, or UPS, applications for computer and computer-controlled systems, including process control systems;

•	specialty power applications, including security systems for premium starting, lighting and ignition applications;

•	switchgear and electrical control systems used in electric utilities and energy pipelines; and

•	commercial and military aircraft, submarines and tactical military vehicles.

Motive power products are used to provide power for manufacturing, warehousing and other material handling equipment, primarily electric industrial forklift trucks. They compete primarily with propane- and diesel-powered internal combustion engines used principally in the following applications:

•	electric industrial forklift trucks in distribution and manufacturing facilities;

•	mining equipment, including scoops, coal haulers, shield haulers, underground forklifts, shuttle cars and locomotives; and

•	railroad equipment, including diesel locomotive starting, rail car lighting and rail signaling equipment.

Recent Developments

Earnings Release. On May 19, 2008, we announced our expected financial results for the fourth quarter and full year of fiscal 2008.

We announced expected net earnings for the fourth fiscal quarter of 2008 of $19.5 million, or $0.39 per diluted share, including an unfavorable $0.03 per diluted share impact from the $1.2 million ($1.8 million pre-tax) charge for the European restructuring plan and $0.1 million ($0.2 million pre-tax) of professional fees related to a secondary stock offering. This compares to diluted net earnings per share of $0.22 for the 4th fiscal quarter of 2007.

We announced expected net earnings for fiscal 2008 of $59.7 million, or $1.22 per diluted share, including an unfavorable $0.20 per share impact from the $9.1 million ($13.2 million pre-tax) charge for the European restructuring plan and $0.4 million ($0.6 million pre-tax) of professional fees related to secondary stock offerings. We have also announced that we experienced an incremental increase in commodity costs of $240 million in fiscal 2008 compared to fiscal 2007. Net earnings for fiscal year 2007 were $45.2 million, or $0.95 per diluted share, and included $0.8 million ($1.1 million pre-tax) of professional fees related to a secondary stock offering and the favorable impact of $2.6 million ($3.8 million pre-tax) of litigation settlement income and a favorable $2.0 million non-recurring tax benefit.

Net sales for the fourth fiscal quarter of 2008 were expected to be approximately $582 million compared to $413.6 million in the comparable period of the prior year, or an expected increase of 41%. Net sales for fiscal 2008 were expected to be approximately $2.03 billion compared to $1.5 billion in fiscal 2007, which represents a 35% increase compared to the prior year.

We also announced that we had sold a manufacturing facility in Manchester, United Kingdom in April 2008.

Debt Refinancing. On May 19, 2008, we also announced our intention to refinance the outstanding indebtedness under our existing U.S. credit facilities. Pursuant to this refinancing, we expect to replace our existing senior secured term loan B, under which $351.4 million in principal amount was outstanding as of May 16, 2008, and our existing $100 million revolving credit line, under which $12.3 million in principal amount was outstanding as of May 16, 2008, with $150 million ($172.5 million if the underwriters exercise their over-allotment option to purchase additional notes in full) of notes offered pursuant to this offering, a new five-year $125 million revolving credit facility and a new six-year $250 million senior secured term loan A. We currently expect that the borrower under the new credit facilities will be the company, as opposed to our wholly-owned subsidiary, EnerSys Capital Inc., which is the borrower under our existing U.S. credit facilities. We also expect the new credit facilities to be guaranteed by EnerSys Capital Inc. and each of our other existing and future direct and indirect wholly-owned subsidiaries other than our foreign subsidiaries, referred to as the credit facility guarantors, and secured by a first priority security interest in substantially all of our assets and the assets of the subsidiary guarantors (but limited to 65% of the voting stock of any foreign subsidiary), referred to as the credit facility collateral. Neither this offering nor the concurrent secondary offering is conditioned upon our entry into the new credit facilities. There can be no assurance that we will enter into the new credit facilities or, in the event that we do enter into the new credit facilities, that such credit facilities will be entered into on the terms anticipated. We currently intend to launch the syndication of the new credit facilities on or about June 4, 2008, after the closing of this offering and the concurrent secondary offering.

Concurrent Transaction. Concurrently with this offering, certain of our stockholders have agreed to sell 3,400,000 shares of our common stock (or 3,740,000 shares if the underwriters exercise in full their option to purchase additional shares) in a registered public offering (the “secondary offering”). The shares are offered by a separate prospectus supplement to the prospectus dated May 19, 2008. We will not receive any proceeds from the sale of the shares by the selling stockholders. The consummation of this offering is not conditioned upon the concurrent consummation of the secondary offering and vice versa.

***

Our principal executive offices are located at 2366 Bernville Road, Reading, PA 19605. Our telephone number at that address is (610) 208-1991.

THE OFFERING

The following summary of the offering of the notes is not intended to be a complete description of the notes and does not contain all the information that may be important to you. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized to be provided to you before making an investment in the notes. For a more detailed description of the notes, see the section entitled “Description of the Notes” in this prospectus supplement.

Issuer	EnerSys

Notes Offered	$150,000,000 in aggregate original principal amount of 3.375% Convertible Senior Notes due 2038 (the “notes”), which may increase to up to $172,500,000 in aggregate original principal amount of the notes if the underwriters exercise their option to purchase additional notes in full solely to cover over-allotments.

Maturity Date	The notes will mature on June 1, 2038, unless earlier converted, redeemed or repurchased.

Interest; Accretion	We will pay interest on the notes at rate of 3.375% per year payable semi-annually in arrears in cash on June 1 and December 1 of each year, beginning on December 1, 2008 and ending on June 1, 2015. We will not pay cash interest (except any contingent interest) on and after June 1, 2015, and instead beginning on such date the principal amount will accrete at a rate that provides holders with an aggregate annual yield to maturity of 3.375% per year (computed on a semi-annual bond-equivalent basis).

We will also pay contingent interest on the notes under certain circumstances, as described below.

Contingent Interest	Beginning with the six-month interest period commencing on June 1, 2015, we will pay contingent interest during any six-month interest period to the holders of the notes if the “trading price” (as defined herein) of the notes for each of the five trading days ending on, and including, the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 130% of the accreted principal amount of the notes.

During any six-month period when contingent interest shall be payable with respect to the notes, the contingent interest payable per $1,000 original principal amount of the notes will equal 0.40% of the average trading price of $1,000 original principal amount of the notes during the five trading days ending on, and including, the second trading day immediately preceding the first day of the applicable six-month period.

Unless otherwise stated, references to interest in this “The Offering” section include contingent interest, if any (as described herein).

Ranking	The notes will be general senior unsecured obligations of the company, ranking equal in right of payment with all of its existing and future senior unsecured indebtedness; senior in right of payment to all of its existing and future subordinated indebtedness; structurally subordinated in right of payment to all of the (i) existing and future indebtedness and other liabilities of its subsidiaries and (ii) preferred stock of our subsidiaries to the extent of its liquidation preference; and effectively subordinated to any of its existing and future secured indebtedness to the extent of the value of the collateral that secures it.

The base indenture for the notes, as supplemented by the supplemental indenture to be entered into connection with this offering (which we refer to collectively as the “indenture”), does not restrict the company or its subsidiaries from incurring additional debt or other liabilities, including secured debt. Our subsidiaries will not guarantee any of our obligations under the notes. As of December 30, 2007, our subsidiaries had $431.9 million aggregate principal amount of indebtedness outstanding (including $353.2 million of indebtedness of EnerSys Capital Inc. outstanding under our existing credit facilities) and approximately $603.9 million of other liabilities outstanding (excluding intercompany liabilities and liabilities of the type not required to be recorded on the balance sheet in accordance with GAAP). As of April 27, 2008, our subsidiaries had $442.2 million aggregate principal amount of indebtedness outstanding (including $362.6 million of indebtedness of EnerSys Capital Inc. outstanding under our existing credit facilities) and approximately $593.1 million of other liabilities outstanding (excluding intercompany liabilities and liabilities of the type not required to be recorded on the balance sheet in accordance with GAAP). If our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes, including cash payments upon conversion, redemption or repurchase, could be adversely affected.

We intend to refinance our outstanding indebtedness under our existing U.S. credit facilities. We currently expect that the borrower under our new credit facilities will be the company, as opposed to our wholly-owned subsidiary, EnerSys Capital Inc., which is the borrower under our existing U.S. credit facilities. We also expect the new credit facilities to be guaranteed by the credit facility guarantors and secured by the credit facility collateral, as are our existing U.S. credit facilities. If the new credit facilities are guaranteed by the credit facility guarantors and secured by the credit facility collateral, then the notes will be structurally subordinated to the new credit facilities and will be effectively subordinated to the new credit facilities to the extent of the value of the credit facility collateral securing such facilities. There can be no assurance that we will enter into the new credit facilities or, in the event that we do enter into the new credit facilities, that such credit facilities will be entered into on the terms previously announced.

Conversion Rights	Holders may convert their notes on any day prior to the close of business on the “scheduled trading day” (as defined herein) immediately preceding March 1, 2015, in multiples of $1,000 original principal amount, at the option of the holder, under the following circumstances:

•

during the five business-day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined herein) of the notes for each day of the measurement period was less than 98% of the product of the “last reported sale price” (as defined herein) of our common stock and the applicable conversion rate on such day;

•

during any calendar quarter after the calendar quarter ending on June 30, 2008 (and only during such quarter), if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or

•	upon the occurrence of specified corporate events described below under “Description of the Notes — Conversion Rights — Conversion upon Specified Corporate Events.”

At the option of the holder, regardless of the foregoing circumstances, holders may convert their notes, in multiples of $1,000 in original principal amount, at any time on or after March 1, 2015 but prior to the close of business on the scheduled trading day immediately preceding the maturity date.

The initial conversion rate for the notes will be 24.6305 shares of common stock per $1,000 in original principal amount of notes, which is equivalent to an initial conversion price of approximately $40.60 per share of common stock, subject to certain anti-dilution adjustments as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for accrued interest or accreted principal in excess of the original $1,000 principal amount.

In addition, if a “make-whole fundamental change” (as defined herein) occurs on or prior to June 6, 2015, we will in some cases increase the conversion rate by an additional number of shares of common stock for a holder that elects to convert its notes in connection with such event as described under “Description of the Notes — Conversion Rights — Adjustment to Shares Delivered upon Conversion in Connection with a Fundamental Change.” No additional shares will be added to the conversion rate if the stock price is greater than $250.00 per share or if the stock price is less than $29.00 per share (in each case, subject to adjustment). Notwithstanding the foregoing, in no event will the conversion rate of the notes exceed 34.4827 shares of common stock per $1,000 in original principal amount of notes (subject to adjustment).

Settlement Upon Conversion	The settlement amount will be computed as follows:

•

if we elect to settle any conversion entirely in shares of our common stock, we will deliver a number of shares of our common stock to the holder of the notes on the third scheduled trading day after the relevant conversion date (or, in the case of conversions during the option redemption conversion period, on the third scheduled trading day after the last scheduled trading day prior to the relevant redemption date) equal to (i) (A) the aggregate original principal amount of notes to be converted, divided by (B) $1,000, multiplied by (ii) the conversion rate in effect on the relevant conversion date;

•

if we elect (or are deemed to elect) “combination settlement” or have made the “irrevocable net share settlement election” (in each case, as defined herein) and, in each case, have not specified the “cash percentage” (as defined herein) as 100%, we will settle each $1,000 in original principal amount of notes being converted by delivering, on the third scheduled trading day immediately following the last day of the related “observation period” (as defined herein), cash and shares of our common stock, if any, equal to the sum of the “daily settlement amounts” (as defined herein ) for each of the 25 “VWAP trading days” (as defined herein) during the related observation period; provided that if we are deemed to have elected combination settlement, we will also be deemed to have elected a cash percentage of 0%; and

•

if we elect to settle any conversion entirely in cash, we will settle each $1,000 in original principal amount of notes being converted by delivering, on the third scheduled trading day immediately following the last day of the related observation period, an amount of cash equal to the sum of the “daily conversion values” (as defined herein) for each of the 40 VWAP trading days during the related observation period.

Unless we have made the irrevocable net share settlement election, at any time prior to the 30th scheduled trading day prior to the maturity date of the notes, we may deliver a notice to the holders of the notes designating the settlement method for all conversions that occur on or after the 30th scheduled trading day prior to maturity (and, if we elect combination settlement, we will specify the “cash percentage” (as defined herein) for all such conversions, which if not specified will be deemed to be 0%). If we do not deliver such a notice, then we will settle all such conversions in cash up to the “principal portion” (as defined herein) and shares of our common stock for the excess, if any, of the conversion value above the principal portion.

We will treat all holders of notes converting on the same trading day in the same manner. However, we will not have any obligation to settle our conversion obligations arising on different trading days in the same manner, except (1) as described in the immediately succeeding paragraph, (2) for all conversions that occur on or after the 30th scheduled trading day prior to maturity of the notes and (3) where we have made the irrevocable net share settlement election. That is, we may choose on one trading day to settle in shares of our common stock only and choose on another trading day to settle in cash or a combination of cash and shares of our common stock.

If we exercise our optional redemption right as described below under “Description of the Notes — Optional Redemption by the Company” and we have not elected to settle our conversion obligation entirely in common stock, the consideration we will deliver to all holders that convert within the 15 calendar day period (the “optional redemption conversion period”) beginning on, and including, the 16th calendar day immediately preceding the optional redemption date will be calculated by reference to an observation period beginning on, and including, the optional redemption date we specify in the “optional redemption notice” (as described below). If we have elected to settle our conversion obligation entirely in common stock, for all conversions occurring during the optional redemption conversion period, we will deliver a number of shares of our common stock, as calculated under the first bullet above, on the third scheduled trading day following the last scheduled trading day prior to the redemption date.

At any time on or prior to the 30th scheduled trading day prior to the maturity date of the notes, we may irrevocably elect (such election, the “irrevocable net share settlement election”) to settle conversions of the notes in the manner described in the second or third bullet above. If we make the irrevocable net share settlement election, we will no longer be permitted under the indenture to settle conversions of the notes in the manner described in the first bullet above. Upon making the irrevocable net share settlement election, we will promptly (i) issue a press release and post such information on our website or otherwise publicly disclose this information and (ii) provide written notice to the holders of the notes in a manner contemplated by the indenture, including through the facilities of the DTC, in which such notice we may specify the cash percentage of the daily conversion value in excess of the principal portion that we will satisfy in cash for all future conversions. If we do not specify a cash percentage in such notice, the cash percentage will be deemed to be 0% for all conversions after we make the irrevocable net share settlement election.

The irrevocable net share settlement election is in our sole discretion and does not require the consent of the holders of the notes.

It is our current intent and policy to settle any conversion of the notes as if we had elected to make the net share settlement election in the manner set forth in the second bullet point above.

Sinking Fund	None.

Optional Redemption by Us	Beginning on June 6, 2015, we may redeem any or all of the notes, in cash at a redemption price, except for the notes that we are required to repurchase as provided under “Description of the Notes — Repurchase at the Option of the Holder,” equal to 100% of the accreted principal amount of the notes being redeemed, plus accrued and unpaid interest. Any notes redeemed by us will be paid for in cash.

Optional Put	You will have the right to require us to repurchase in cash, at the repurchase price described below, all or part of your notes on June 1, 2015, June 1, 2018, June 1, 2023, June 1, 2028, and June 1, 2033.

The repurchase price will equal 100% of the accreted principal amount of the notes being repurchased, plus accrued and unpaid interest. Any notes repurchased by us will be paid for in cash.

Fundamental Change Repurchase Right of Holders	Subject to certain exceptions, if we undergo a “fundamental change” (as defined herein) you will have the option to require us to repurchase all or any portion of your notes that is equal to $1,000 in original principal amount of the notes or an integral multiple of $1,000 in original principal amount of the notes. The fundamental change repurchase price will be 100% of the accreted principal amount of the notes to be purchased, plus accrued and unpaid interest. Any notes repurchased by us will be paid for in cash.

Events of Default	Except as noted below, if an event of default on the notes occurs, 100% of the aggregate accreted principal amount of the notes, plus accrued and unpaid interest thereon, if any, may be declared immediately due and payable, subject to certain conditions set forth in the indenture. If the event of default relates to the company’s failure to comply with the reporting obligations in the indenture, at our option, the sole remedy for the first 90 days after the occurrence of such event of default will consist exclusively of the right to receive an extension fee on the notes in an amount equal to 0.25% of the accreted principal amount of the notes. The notes will become due and payable immediately in the case of certain types of bankruptcy or insolvency events of default involving the company.

No Prior Market	The notes will be new securities for which there is currently no market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained. We do not intend to apply for a listing of the notes on any securities exchange or automated quotation system.

New York Stock Exchange Symbol for Our Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol “ENS.”

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting estimated fees and expenses and the underwriters’ discounts and commissions, will be approximately $145.8 million, if the overallotment option is not exercised.

We intend to use the net proceeds of this offering (including any proceeds we receive if the underwriters exercise their overallotment option) to pay down outstanding indebtedness under our existing senior secured term loan B, under which $351.4 million in principal was outstanding as of May 16, 2008, and which bears interest at a floating rate and matures on March 17, 2011. As of May 16, 2008, the average interest rate on borrowings under our senior secured term loan B was 4.6% per annum.

Concurrent Transaction	Concurrently with this offering, certain selling stockholders have agreed to sell 3,400,000 shares (or 3,740,000 shares if the underwriters exercise in full their option to purchase additional shares) at a public offering price per share of $29.00.

The consummation of this offering is not conditioned upon the concurrent consummation of the secondary offering and vice versa.

Certain United States Federal Income Tax Considerations	You should consult your tax advisor with respect to the United States federal income tax consequences of owning the notes and the common stock into which the notes may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Certain United States Federal Income Tax Considerations.”

Risk Factors	See “Risk Factors” beginning on page S-14 to read about factors you should consider before buying the notes.

SUMMARY FINANCIAL INFORMATION

The following table sets forth summary historical consolidated financial data which should be read in conjunction with our consolidated financial statements and the notes thereto and management’s discussion and analysis of financial condition and results of operations, which we have incorporated by reference into this prospectus supplement. The summary balance sheet data as of March 31, 2005, 2006 and 2007 and the summary income statement data for each of the fiscal years in the three-fiscal year period ended March 31, 2007 have been derived from the audited consolidated financial statements and the related notes thereto, which we have incorporated by reference into this prospectus supplement. The summary balance sheet data as of December 31, 2006 and December 30, 2007 and the summary income statement data for the nine months ended December 31, 2006 and December 30, 2007 have been derived from the unaudited consolidated financial statements and the related notes thereto, which we have incorporated by reference in this prospectus supplement. The information presented below is not necessarily indicative of the results of our future operations.

	Fiscal Year Ended			Nine Fiscal Months Ended
	March 31,			December 31,	December 30,
	2005	2006	2007	2006	2007
	(in thousands, except per share amounts)
Consolidated Statement of Operations Data:
Net sales	$1,083,862	$1,283,265	$1,504,474	$1,090,839	$1,444,753
Cost of goods sold	828,447	1,006,467	1,193,266	859,106	1,168,681

Gross profit	255,415	276,798	311,208	231,733	276,072
Operating expenses	179,015	199,900	221,102	163,998	182,529
Litigation settlement income	—	—	(3,753)	(3,753)	—
Charges relating to restructuring, bonuses and uncompleted acquisitions	—	8,553	—	—	11,402

Operating earnings	76,400	68,345	93,859	71,488	82,141
Interest expense	23,275	24,900	27,733	21,176	21,667
Charges relating to a settlement agreement, write-off of deferred finance costs and a prepayment penalty	6,022	—	—	—	—
Other (income), expense net	(2,639)	(1,358)	3,024	2,559	3,861

Earnings before income taxes	49,742	44,803	63,102	47,753	56,613
Income tax expense	17,359	14,077	17,892	13,162	16,421

Net earnings	$32,383	$30,726	$45,210	$34,591	$40,192
Series A convertible preferred stock dividends	8,155	—	—	—	—

Net earnings available to common stockholders	$24,228	$30,726	$45,210	$34,591	$40,192

Net earnings per share
Basic	$0.67	$0.66	$0.97	$0.74	$0.85

Diluted	$0.65	$0.66	$0.95	$0.73	$0.83

Weighted average shares outstanding
Basic	36,416,358	46,226,582	46,539,638	46,469,119	47,277,560

Diluted	37,046,697	46,788,363	47,546,240	47,538,258	48,227,385

	As of and for the Year Ended			As of and for the Nine Months Ended
	March 31,			December 31, 2006	December 30, 2007
	2005	2006	2007
	(in thousands)
Consolidated Cash Flow Data:
Net cash provided by (used in) operating activities	$29,353	$42,872	$72,424	$52,193	$(16,305)
Net cash used in investing activities	(28,991)	(76,876)	(49,052)	(33,681)	(43,608)
Net cash provided by (used in) financing activities	3,213	27,905	(1,323)	2,909	45,921
Other operating data:
Capital expenditures	$31,828	$39,665	$42,355	$27,488	$26,505

Balance Sheet Data:
Cash and cash equivalents	$21,341	$15,217	$37,785	$37,135	$24,722
Working capital	182,177	211,434	276,252	260,941	339,866
Total assets	1,194,761	1,263,948	1,409,013	1,380,013	1,656,641
Total debt, including capital leases	375,457	402,490	402,311	406,024	431,872
Total stockholders’ equity	$437,650	$445,188	$542,099	$521,309	$620,809

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the risks described below as well as other information and data set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before making an investment decision with respect to the notes. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business operations. The risks described could affect our business, financial condition or results of operations. If this were to happen, the value of the notes could decline significantly, and you may lose some or all of your investment. In connection with the forward-looking statements that appear in this prospectus supplement, you should also carefully review the cautionary statements under “Forward-Looking Statements.”

Risks Related to Our Business

We operate in an extremely competitive industry and are subject to continual pricing pressure.

We compete with a number of major international manufacturers and distributors, as well as a large number of smaller, regional competitors. Due to the globally competitive nature of the industry, we have been subjected to continual and significant pricing pressures. These pricing pressures have prevented us from fully passing increased commodity and other costs through to customers. We anticipate heightened competitive pricing pressure as Chinese and other foreign producers, able to employ labor at significantly lower costs than producers in the U.S. and Western Europe, expand their export capacity and increase their marketing presence in our major U.S. and European markets. Several of our competitors have strong technical, marketing, sales, manufacturing, distribution and other resources, as well as significant name recognition, established positions in the market and long-standing relationships with original equipment manufacturers and other customers. In addition, certain of our competitors own lead smelting facilities which, during periods of lead cost increases or price volatility, may provide a competitive pricing advantage and reduce their exposure to volatile raw material costs. Our ability to maintain and improve our operating margins has depended, and continues to depend, on our ability to control and reduce our costs. We cannot assure you that we will be able to continue to reduce our operating expenses, to raise or maintain our prices or increase our unit volume, in order to maintain or improve our operating results.

Cyclical industry conditions of our customers have adversely affected and may continue to adversely affect our results of operations.

Our operating results are affected by the general cyclical pattern of the industries in which our major customer groups operate and the overall economic conditions in which we and our customers operate. Both our reserve power and motive power segments are heavily dependent on the end-user markets they serve, such as telecommunications, UPS and electric industrial forklift trucks. A weak capital expenditure environment in these markets has had, and can be expected to have, a material adverse effect on our results of operations.

Our raw materials costs are volatile and expose us to significant movements in our product costs.

We employ significant amounts of lead, plastics, steel, copper and other materials in our manufacturing processes. We estimate that raw materials costs account for over half of our cost of goods sold. Lead is our most significant raw material. The costs of these raw materials, particularly lead, are volatile and beyond our control.

Volatile raw materials costs can significantly affect our operating results and make period-to-period comparisons extremely difficult. We cannot assure you that we will be able to hedge the costs of our raw material requirements at a reasonable level or pass on to our customers the increased costs of our raw materials.

Our operations expose us to the risk of material environmental, health and safety liabilities, costs, and litigation.

In the manufacture of our products throughout the world, we process, store, dispose of and otherwise use large amounts of hazardous materials, especially lead and acid. As a result, we are subject to extensive and changing environmental, health and safety laws and regulations governing, among other things: the generation, handling, storage, use, transportation and disposal of hazardous materials; remediation of polluted soil or groundwater; emissions or discharges of hazardous materials into the ground, air or water; and the health and safety of our employees. Compliance with these laws and regulations results in ongoing costs. Failure to comply with these laws or regulations, or to obtain or comply with required environmental permits, could result in fines, criminal charges or other sanctions by regulators. From time to time we have had instances of alleged or actual noncompliance that have resulted in the imposition of fines, penalties and required corrective actions. Our ongoing compliance with environmental, health and safety laws, regulations and permits could require us to incur significant expenses, limit our ability to modify or expand our facilities or continue production and require us to install additional pollution control equipment and make other capital improvements. In addition, private parties, including current or former employees, could bring personal injury or other claims against us due to the presence of, or exposure to, hazardous substances used, stored or disposed of by us or contained in our products.

Certain environmental laws assess liability on owners or operators of real property for the cost of investigation, removal or remediation of hazardous substances at their current or former properties or at properties at which they have disposed of hazardous substances. These laws may also assess costs to repair damage to natural resources. We may be responsible for remediating damage to our properties that was caused by former owners. Soil and groundwater contamination has occurred at some of our current and former properties and may occur or be discovered at other properties in the future. We are currently investigating and monitoring soil and groundwater contamination at certain of our properties, and we may be required to conduct these operations at other properties in the future. In addition, we have been and in the future may be liable to contribute to the cleanup of locations owned or operated by other persons to which we or our predecessor companies have sent wastes for disposal, pursuant to federal and other environmental laws. Under these laws, the owner or operator of contaminated properties and companies that generated, disposed of or arranged for the disposal of wastes sent to a contaminated disposal facility can be held jointly and severally liable for the investigation and cleanup of such properties, regardless of fault.

We cannot assure you that we have been or at all times will be in compliance with environmental laws and regulations or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits, or that we will not be exposed to material environmental, health or safety litigation.

Legislation regarding the restriction of the use of certain hazardous substances in electrical and electronic equipment.

The European Union has directed that new electrical and electronic equipment not contain certain hazardous substances, including lead and cadmium. Because battery accessories and chargers are subject to this directive, our compliance with the directive directly impacts our manufacturing of these products. In addition, certain other jurisdictions outside the European Union have implemented, or plan to implement, similar restrictions with various compliance dates. We cannot assure you that we will meet all restrictions by the required dates. Inventory obsolescence and our failure to comply could each have an adverse effect on our financial results.

We are exposed to exchange rate risks, and our net income and financial condition may suffer due to currency translations.

We invoice foreign sales and service transactions in local currencies and translate net sales using actual exchange rates during the period. We translate our non-U.S. assets and liabilities into U.S. dollars using current rates as of the balance sheet date. Because a significant portion of our revenues and expenses are denominated in foreign currencies, changes in exchange rates between the U.S. dollar and foreign currencies, primarily the euro and British pound, may adversely affect our revenue, cost of revenue and operating margins. For example, foreign currency depreciation against the U.S. dollar will reduce the value of our foreign revenues and operating earnings as well as reduce our net investment in foreign subsidiaries.

Most of the risk of fluctuating foreign currencies is in our European operations, which comprised over half of our net sales during the last two fiscal years. The euro is the dominant currency in our European operations.

The translation impact from currency fluctuations on net sales and operating earnings in the Americas and Asia regions is minimal, as a substantial majority of these net sales and operating earnings are in dollars or are closely correlated to the dollar.

Foreign currency depreciation will make it more expensive for our non-U.S. subsidiaries to purchase certain of our raw material commodities that are priced globally in U.S. dollars, while the related revenue will decrease when translated to U.S. dollars. Significant movements in foreign exchange rates can have a material impact on our results of operations and financial condition. We periodically engage in hedging of our foreign currency exposure, but cannot assure you that we can successfully hedge all of our foreign currency exposure or do so at a reasonable cost.

Our international operations may be adversely affected by actions taken by foreign governments or other forces or events over which we may have no control.

We currently have significant manufacturing and distribution facilities outside of the U.S., including in the United Kingdom, France, Germany, China, Mexico, Poland, Czech Republic, Spain, Italy and Bulgaria. We may face political instability and economic uncertainty, cultural and religious differences and difficult labor relations in our foreign operations. We also may face barriers in the form of long-standing relationships between potential customers and their existing suppliers, national policies favoring domestic manufacturers and protective regulations including exchange controls, restrictions on foreign investment or the repatriation of profits or invested capital, changes in export or import restrictions and changes in the tax system or rate of taxation in countries where we do business. We cannot assure you that we will be able to successfully develop and expand our international operations and sales or that we will be able to overcome the significant obstacles and risks of our international operations.

Our failure to introduce new products and product enhancements and broad market acceptance of new technologies introduced by our competitors could adversely affect our business.

Many new energy storage technologies have been introduced over the past several years. In addition, recent advances in fuel cell and flywheel technology have been introduced for use in selected applications that compete with the end uses for industrial batteries. For certain important and growing markets, such as aerospace and defense, lithium-based battery technologies have large and growing market share. Our ability to achieve significant and sustained penetration of key developing markets, including aerospace and defense, will depend upon our success in developing or acquiring these and other technologies, either independently, through joint ventures or through acquisitions. If we fail to develop or acquire, and manufacture and sell, products that satisfy our customers’ demands, or we fail to respond effectively to new product announcements by our competitors by quickly introducing competitive products, then market acceptance of our products could be reduced and our business could be adversely affected. We cannot assure you that our lead-acid products will remain competitive with products based on new technologies.

We may not be able to adequately protect our proprietary intellectual property and technology.

We rely on a combination of copyright, trademark, patent and trade secret laws, non-disclosure agreements and other confidentiality procedures and contractual provisions to establish, protect and maintain our proprietary intellectual property and technology and other confidential information. Certain of these technologies, especially in thin-plate pure-lead — TPPL— technology, are important to our business and are not protected by patents. Despite our efforts to protect our proprietary intellectual property and technology and other confidential information, unauthorized parties may attempt to copy or otherwise obtain and use our intellectual property and proprietary technologies.

Relocation of our customers’ operations could adversely affect our business.

The trend by a number of our North American and Western European customers to move manufacturing operations and expand their businesses into Asia and other low labor-cost markets may have an adverse impact on our business. As our customers in traditional manufacturing-based industries seek to move their manufacturing operations to lower-cost territories, there is a risk that these customers will source their energy storage products from competitors located in those territories and will cease or reduce the purchase of products from our manufacturing plants. We cannot assure you that we will be able to compete effectively with manufacturing operations of energy storage products in those territories, whether by establishing or expanding our manufacturing operations in those lower-cost territories or acquiring existing manufacturers.

We may fail to implement our cost reduction initiatives successfully and improve our profitability.

We must continue to implement cost reduction initiatives to achieve additional cost savings in future periods. We cannot assure you that we will be able to achieve all of the cost savings that we expect to realize from current or future initiatives. In particular, we may be unable to implement one or more of our initiatives successfully or we may experience unexpected cost increases that offset the savings that we achieve. Given the continued competitive pricing pressures experienced in our industry, our failure to realize cost savings would adversely affect our results of operations.

Quality problems with our products could harm our reputation and erode our competitive position.

The success of our business will depend upon the quality of our products and our relationships with customers. In the event that our products fail to meet our customers’ standards, our reputation could be harmed, which would adversely affect our marketing and sales efforts. We cannot assure you that our customers will not experience quality problems with our products.

We offer our products under a variety of brand names, the protection of which is important to our reputation for quality in the consumer marketplace.

We rely upon a combination of trademark, licensing and contractual covenants to establish and protect the brand names of our products. We have registered many of our trademarks in the U.S. Patent and Trademark Office and in other countries. In many market segments, our reputation is closely related to our brand names. Monitoring unauthorized use of our brand names is difficult, and we cannot be certain that the steps we have taken will prevent their unauthorized use, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the U.S. We cannot assure you that our brand names will not be misappropriated or utilized without our consent or that such actions will not have a material adverse effect on our reputation and on our results of operations.

We may fail to implement our plans to make acquisitions.

As part of our business strategy, we have grown, and plan to continue growing, by acquiring other product lines, technologies or facilities that complement or expand our existing business. We may be unable to implement this part of our business strategy and may not be able to make acquisitions to continue our growth. There is significant competition for acquisition targets in the industrial battery industry. We may not be able to identify suitable acquisition candidates or negotiate attractive terms. In addition, we may have difficulty obtaining the financing necessary to complete transactions we pursue. In that regard, our credit facilities restrict the amount of additional indebtedness that we may incur to finance acquisitions and place other restrictions on our ability to make acquisitions. The amounts we may pay for acquisitions are subject to limits on individual transactions and aggregate limits over the term of the credit facilities. Our ability to incur additional indebtedness also is restricted such that any significant acquisitions that could not be financed through cash generated from operations would need to be financed through issuance of additional company common stock. Exceeding any of these limitations would require the consent of our lenders. Our failure to execute our acquisition strategy could have a material adverse effect on our business. We cannot assure you that our acquisition strategy will be successful.

Any acquisitions that we complete may dilute the ownership interest in EnerSys of our existing stockholders, may have adverse effects on our financial condition and results of operations and may cause unanticipated liabilities.

Future acquisitions may involve the issuance of our equity securities as payment, in part or in full, for the businesses or assets acquired. Any future issuances of equity securities would dilute the ownership interests of our existing stockholders. In addition, future acquisitions might not increase, and may even decrease, our earnings or earnings per share and the benefits derived by us from an acquisition might not outweigh or might not exceed the dilutive effect of the acquisition. We also may incur additional debt or suffer adverse tax and accounting consequences in connection with any future acquisitions.

The failure of critical computer systems could seriously affect our sales and operations.

We operate a number of critical computer systems throughout our business that can fail for a variety of reasons. If such a failure were to occur, then we may not be able to sufficiently recover from the failure in time to avoid the loss of data or any adverse impact on certain of our operations that are dependent on such systems. This could result in lost sales and the inefficient operation of our facilities for the duration of such a failure.

Our significant indebtedness could adversely affect our financial condition.

As of December 30, 2007, we had $431.9 million of total consolidated debt, and as of April 27, 2008, we had $442.2 million of total consolidated debt. This level of debt could:

•

increase our vulnerability to adverse general economic and industry conditions, including interest rate fluctuations, because a significant portion of our borrowings bear, and will continue to bear, interest at floating rates;

•

require us to dedicate a substantial portion of our cash flow from operations to debt service payments, which would reduce the availability of our cash to fund working capital, capital expenditures or other general corporate purposes, including acquisitions;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry;

•	restrict our ability to introduce new products or new technologies or exploit business opportunities;

•	place us at a disadvantage compared with competitors that have proportionately less debt;

•	limit our ability to borrow additional funds in the future, if we need them, due to financial and restrictive covenants in our debt agreements; and

•	have a material adverse effect on us if we fail to comply with the financial and restrictive covenants in our debt agreements.

Risks Related to the Notes and Our Common Stock

The notes are unsecured; effectively subordinated to our secured indebtedness to the extent of the value of the collateral securing such indebtedness; and structurally subordinated to all existing and future claims of our subsidiaries’ creditors, including trade creditors and preferred stock of our subsidiaries.

The notes will be general senior unsecured obligations of the company, ranking equal in right of payment with all of its existing and future senior unsecured indebtedness, senior in right of payment to all of its existing and future subordinated indebtedness, structurally subordinated in right of payment to all of (i) the existing and future indebtedness and other liabilities of its subsidiaries and (ii) preferred stock issued by its subsidiaries to the extent of its liquidation preference; and effectively subordinated to any of its existing and future secured indebtedness to the extent of the value of the collateral that secures it. However, the indenture for the notes does not restrict us or our subsidiaries from incurring additional debt or other liabilities, including secured debt. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the notes the outstanding.

None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. As of December 30, 2007, our subsidiaries had $431.9 million aggregate principal amount of indebtedness outstanding (including $353.2 million of indebtedness of EnerSys Capital Inc. outstanding under our existing credit facilities) and approximately $603.9 million of other liabilities outstanding (excluding intercompany liabilities and liabilities of the type not required to be recorded on the balance sheet in accordance with GAAP). As of April 27, 2008, our subsidiaries had $442.2 million aggregate principal amount of indebtedness outstanding (including $362.6 million of indebtedness of EnerSys Capital Inc. outstanding under our existing credit facilities) and approximately $593.1 million of other liabilities outstanding (excluding intercompany liabilities and liabilities of the type not required to be recorded on the balance sheet in accordance with GAAP). In addition, if the new credit facilities are guaranteed by the credit facility guarantors and secured by the credit facility collateral, then the notes will be structurally subordinated to the new credit facilities and will be effectively subordinated to the new credit facilities to the extent of the value of the credit facility collateral securing such facilities. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the notes.

If our subsidiaries do not make sufficient distributions to us, we will not be able to make payment on the notes. In addition, the structural subordination of the notes to certain of our subsidiaries’ liabilities may limit our ability to make payment on the notes.

We are a holding company with no business operations, sources of income or assets of our own other than our ownership interests in our subsidiaries. Because all our operations are conducted by our subsidiaries, our cash flow and our ability to make payments on the notes, is dependent upon cash dividends and distributions or other transfers from our subsidiaries. The ability of our subsidiaries to pay cash dividends or make distributions to us is limited by the terms of our existing credit facility. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate, and any restrictions imposed by the current and future debt instruments of our subsidiaries.

The notes will be structurally subordinated to all existing or future liabilities of our subsidiaries, including any preferred stock issued by our subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any subsidiary, we, as a common equity owner of such subsidiary, and, therefore, holders of our debt, including holders of the notes, will be subject to the prior claims of such subsidiary’s creditors, including trade creditors.

We may incur additional indebtedness ranking equal to the notes.

If we incur any additional debt that ranks equally with the notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you, if any.

The sale of common stock concurrently with this offering, future issuances of common stock and hedging activities may depress the trading price of our common stock and the notes.

The sale of common stock concurrently with this offering and any issuance of equity securities after this offering, including the issuance of shares upon conversion of the notes, could dilute the interests of our existing stockholders, including holders who have received shares upon conversion of their notes, and/or could substantially decrease the trading price of our common stock and the notes. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions), to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons.

In addition, the price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the notes, or any common stock that holders receive upon conversion of the notes.

Our stock price may be volatile, and your investment in our common stock could decline in value.

The price of our common stock on the New York Stock Exchange constantly changes. Within the last 12 months through May 16, 2008, the last daily reported sale price of our common stock has ranged from $18.01 to $29.51 per share. We expect that the market price of our common stock will continue to fluctuate. Holders of our common stock will be subject to the risk of volatility and depressed prices. Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. The factors described under “Forward-Looking Statements” in this prospectus supplement and the other risk factors described in this section, among other factors, may cause the market price of our common stock to change. In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

Our revenues and operating results may fluctuate in future periods, and we may fail to meet expectations, which may cause the price of our common stock to decline.

Our quarterly operating results are difficult to predict and may fluctuate significantly from period to period. We cannot predict with certainty the timing or level of sales of our products in the future. If our quarterly sales or operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Our operating results may fluctuate due to various factors including, among other things, the continual pricing pressure of our extremely competitive industry, cyclical industry conditions and volatile raw materials costs as well as our exposure to the risk of material environmental, health and safety liabilities as a result of our use of significant amounts of lead and acid in our operations. As a result of these factors, we believe that period-to-period comparisons of our operating results are not a good indication of our future performance.

Upon conversion of the notes, we currently intend to pay only cash in settlement of the accreted principal amount or (if lower) the conversion value thereof, and we will settle any amounts in excess thereof in shares of our common stock, cash or a combination thereof, at our election.

We currently intend to satisfy our conversion obligation to holders by paying only cash in settlement of the lesser of the accreted principal amount and the conversion value of the notes and by delivering shares of our common stock, cash or a combination thereof in settlement of the portion of the conversion obligation (if any) in excess of the lesser of the accreted principal amount of the notes and the conversion value of the notes. Accordingly, upon conversion of a note, holders may not receive any shares of our common stock. In addition, unless we elect to satisfy our conversion obligation entirely in shares of our common stock, any settlement of a conversion of notes will occur on the third scheduled day immediately following the 25 consecutive VWAP trading day period beginning on the third VWAP trading day after the conversion date (or (i) in the case of notes surrendered for conversion after the 30th scheduled trading day prior to the maturity date, the 27th scheduled trading day prior to the maturity date or (ii) in the case of notes surrendered for conversion during the 15 calendar day period beginning on, and including, the 16th calendar day immediately preceding any optional redemption date we specify, the optional redemption date), and the value of your converted note will be based upon the daily conversion value of our common stock during a 25 VWAP trading day observation period. Accordingly, you may receive less value than you expected because the value of our common stock may decline (or fail to appreciate as much as you may expect) between the day that you exercise your conversion right and the day on which we settle our conversion obligation.

Although we currently intend to settle conversions as described above, the terms of the notes allow us to settle any conversions by delivering only shares of our common stock based on the applicable conversion rate. If we elect to settle conversions by delivering only shares of our common stock, we will deliver those shares on the third scheduled trading day after the conversion date (or, in the case of conversions within the 15 calendar day period beginning on, and including, the 16th calendar day immediately preceding any optional redemption date specified by us, on the third scheduled trading day after the last scheduled trading day prior to the relevant redemption date). Therefore, even if we elect to settle conversions solely in shares of our common stock, there may be a delay between the time that you elect to convert and the time that we deliver such shares, and you may receive less value than you expected because the value of our common stock may decline (or fail to appreciate as much as you may expect) between the day that you exercise your conversion right and the day on which we settle our conversion obligation.

The conversion rate of the notes may not be adjusted for all dilutive events that may occur.

As described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments,” we will adjust the conversion rate of the notes for certain events, including, among others:

•	the issuance of stock or cash dividends on our common stock;

•	the issuance of certain rights or warrants;

•	certain subdivisions and combinations of our capital stock;

•	the distribution of capital stock, indebtedness or assets; and

•	certain tender or exchange offers.

We will not adjust the conversion rate for other events, such as an issuance of common stock for cash or in connection with an acquisition, that may adversely affect the trading price of the notes or our common stock. If we engage in any of these types of transactions, the value of the common stock into which your notes may be convertible may be diluted. An event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate may occur.

The increase in the conversion rate applicable to notes that holders convert in connection with a make-whole fundamental change may not adequately compensate you for the lost option time value of your notes as a result of that designated event.

If a make-whole fundamental change (as defined herein) occurs prior to the maturity date of the notes, we will in some cases increase the conversion rate by an additional number of shares of our common stock for a holder that elects to convert its notes in connection with such make-whole fundamental change. The number of such additional shares depends on the date when such make-whole fundamental change becomes effective and the applicable price described in this prospectus supplement. See “Description of the Notes — Conversion Rights — Adjustment to Shares Delivered upon Conversion in Connection with a Make-Whole Fundamental Change.”

Although the increase in the conversion rate is designed to compensate you for the lost option time value of your notes as a result of such designated event, the increase in the conversion rate is only an approximation of the lost value and may not adequately compensate you for the loss. In addition, you will not be entitled to any additional shares if the applicable price is greater than $250.00 per share or less than $29.00 per share (in each case, subject to adjustment).

Our obligation to increase the conversion rate as described above also could be considered a penalty, in which case the enforceability thereof would be subject to general principles of equity as they relate to economic remedies. In addition, in no event will the conversion rate exceed 34.4827 shares of common stock per $1,000 in original principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of the Notes — Conversion Rate Adjustments.”

We may not have the ability to pay interest on the notes, to purchase the notes upon a fundamental change or to pay any cash payment due upon conversion, and our other indebtedness then outstanding, including our existing U.S. credit facilities and the proposed new credit facilities, contains or may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

The notes pay cash interest semi-annually at a rate of 3.375% per year, beginning on December 1, 2008 and ending on June 1, 2015. In addition, beginning with the six-month interest period commencing on June 1, 2015, we may have to pay contingent interest to holders of notes if the market price of the notes exceeds certain thresholds. On each of June 1, 2015, June 1, 2018, June 1, 2023, June 1, 2028, and June 1, 2033, or if a fundamental change occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. In addition, if we have made the irrevocable net share settlement election, then upon conversion of the notes we must pay at least the accreted principal portion in cash. However, we may not have sufficient funds to pay the interest, repurchase price or accreted principal portion when due. In addition, our ability to repurchase the notes or to pay cash upon conversion of the notes may be limited by law, by regulatory authority or by the agreements governing our indebtedness then outstanding. Our existing credit facilities limit us under certain circumstances from making cash net share settlement payments, paying cash in lieu of fractional shares upon conversion of the notes and paying contingent interest, and our new credit facilities may contain restrictions that are similar or more restrictive. If we fail to pay interest on the notes, repurchase the notes or pay the accreted principal portion of the notes due upon conversion when required, we will be in default under the indenture governing the notes. A default under the indenture or a fundamental change itself could also lead to a default under the agreements governing our other indebtedness, including our existing credit facilities and our proposed new credit facilities. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversion thereof. See “Description of the Notes — Interest; Accretion,” and “Description of the Notes — Repurchase at the Option of the Holder — Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

You may not be able to convert your notes before March 1, 2015, and the value of the notes could be less than the value of the common stock into which your notes could otherwise be converted.

Prior to March 1, 2015, the notes are convertible only if specified conditions are met. These conditions may not be met. If these conditions for conversion are not met, you will not be able to convert your notes and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible. In addition, for these and other reasons, the trading price of the notes could be substantially less than the conversion value of the notes.

We have made only limited covenants in the indenture for the notes, and these limited covenants may not protect your investment.

The indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

•	limit our ability to incur secured indebtedness or indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control and similar transactions. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but may not constitute a designated event that permits holders to require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase features of the notes as a significant factor in evaluating whether to invest in the notes.

The definition of a fundamental change requiring us to repurchase the notes is limited and, therefore, the market price of the notes may decline if we enter into a transaction that is not a fundamental change under the indenture.

The term “fundamental change” requiring us to repurchase the notes at your option is limited to specified corporate transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Conversion of the notes will dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.

To the extent we issue any shares of our common stock upon conversion of the notes, the conversion of some or all of the notes will dilute the ownership interests of existing stockholders, including holders who have received shares of our common stock upon prior conversion of the notes. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

The accounting for the notes will result in our having to recognize interest expense significantly more than the stated interest rate of the notes in our financial statements after the start of our fiscal year beginning on April 1, 2009.

Under the current accounting rules, for the purpose of calculating diluted earnings per share, a net share settled convertible security meeting certain requirements is accounted for in a manner similar to nonconvertible debt, with the stated coupon constituting interest expense and any shares issuable upon conversion of the security being accounted for in a manner similar to the treasury stock method. The effect of this method is that the shares potentially issuable upon conversion of the securities are not included in the calculation of earnings per share until the conversion price is “in the money,” and the issuer is then assumed to issue the number of shares necessary to settle the conversion.

However, the Financial Accounting Standards Board (“FASB”) recently posted FASB Staff Position (“FSP”) No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlements)” (previously FSP APB 14-a), which will change the accounting treatment for net share settled convertible securities. Under the final FSP, cash settled convertible securities will be separated into their debt and equity components. The value assigned to the debt component will be the estimated fair value, as of the issuance date, of a similar debt instrument without the conversion feature, and the difference between the proceeds for the convertible debt and the amount reflected as a debt liability will be recorded as additional paid-in capital. As a result, the debt will be recorded at a discount reflecting its below market coupon interest rate. The debt will subsequently be accreted to its par value over its expected life, with the rate of interest that reflects the market rate at issuance being reflected on the income statement. This change in methodology will affect the calculations of net income and earnings per share for many issuers of cash settled convertible securities. The final FSP will contains explicit disclosure requirements and will be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted.

There is currently no trading market for the notes, and an active trading market for the notes may not develop or, if it develops, may not be maintained.

The notes are new securities for which there is currently no existing trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and may discontinue market-making at any time without notice. Accordingly, an active trading market may not develop for the notes and, even if one develops, such market may not be maintained. If an active trading market for the notes does not develop or is not maintained, the market price and liquidity of the notes are likely to be adversely affected and holders may not be able to sell their notes at desired times and prices or at all. If any of the notes are traded after their purchase, they may trade at a discount from their purchase price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our financial condition, results of operations, business, prospects and credit quality relative to our competitors, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors, some of which are beyond our control and others of which would not affect debt that is not convertible into capital stock. Historically, the market for convertible debt has been volatile. Market volatility could materially and adversely affect the notes, regardless of our financial condition, results of operations, business, prospects or credit quality.

The notes have a number of features that may adversely affect their value and trading price, including conversion conditions and the lack of financial covenants. Furthermore, even if the conversion conditions are met, since the conversion value of the notes is dependent on the price of our common stock, volatile or depressed market prices for our common stock are likely to have a similar effect on the trading prices of the notes. We cannot assure you that the price of our common stock in the future will not have an adverse effect on the trading prices of the notes.

An adverse rating of the notes may cause their trading price to fall.

We have sought to have the notes rated by rating agencies. A rating agency may assign a rating to the notes that is lower than expected. Ratings agencies also may lower ratings on the notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the notes could significantly decline.

You should consider the United States federal income tax consequences of owning the notes.

Pursuant to the terms of the indenture governing the notes, we and every holder agree (in the absence of an administrative pronouncement or judicial ruling to the contrary), for United States federal income tax purposes, to treat the notes as debt instruments that are subject to the Treasury regulations governing contingent payment debt instruments, which we refer to as the contingent debt regulations.

The notes will be treated as issued with original issue discount for United States federal income tax purposes, and you will be required to include such tax original issue discount in your income as it accrues. The amount of original issue discount required to be included by you in income for each year generally is expected to be in excess of the payments and accruals on the notes for non-tax purposes (i.e., in excess of the stated semi-annual regular interest payments and accruals and possibly in excess of any contingent interest payments) in that year.

You will recognize gain or loss on the sale, exchange, conversion, redemption or repurchase of a note in an amount equal to the difference between the amount realized, including the fair market value of any shares of our common stock received, and your adjusted tax basis in the note. Any gain recognized by you on the sale, exchange, conversion, redemption or repurchase of a debenture will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter will be treated as capital loss.

The conversion rate of the notes will be adjusted in certain circumstances. Under the Internal Revenue Code of 1986 and applicable Treasury regulations, adjustments that have the effect of increasing U.S. Holders’ (as defined in “Certain United States Federal Income Tax Considerations”) interest in our assets or earnings and profits (such as a conversion rate adjustment in connection with a payment of dividends to our stockholders) may, in some circumstances, result in a deemed distribution to the U.S. Holders. If a non-U.S. Holder of the notes were deemed to have received a distribution, the non-U.S. Holder may be subject to United States withholding taxes, subject to reduction if the non-U.S. Holder is eligible for protection under an applicable income tax treaty. You should consult your tax advisor with respect to the United States federal income tax consequences and treatment of any conversion rate adjustments.

A discussion of the United States federal income tax consequences of ownership of the notes and our common stock is contained in this prospectus supplement under the heading “Certain United States Federal Income Tax Considerations.”

As a holder of notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have the rights with respect to our common stock only when we deliver shares of common stock, if any, to you upon conversion of your notes. For example, in the event that an amendment is proposed to our charter or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed to have received common stock, if any, upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock. In addition, because of the contingent conversion feature of the notes, you may not be able to convert your notes until March 1, 2015, and you may not receive any shares upon conversion.

We could be influenced by Metalmark whose interests may not be aligned with the interests of our other stockholders.

Metalmark Capital LLC is a private equity firm that makes investment in a broad range of industries (referred to herein as Metalmark). An affiliate of Metalmark also manages MSCP IV, L.P. and MSCP IV 892, L.P., which together owned approximately 17.02% of our outstanding common stock as of May 16, 2008, pursuant to a subadvisory agreement described under “Certain Relationships and Related Transactions — Relationship with Metalmark and Morgan Stanley” in our Proxy Statement on Schedule 14A, which is incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended March 31, 2007. If the secondary offering is consummated, these funds would own 11.84% of our outstanding shares of common stock (or 11.32% if the underwriters exercise in full their option to purchase additional shares). Currently, four of our directors, Howard I. Hoffen, Kenneth F. Clifford, Hwan-yoon F. Chung and Michael C. Hoffman, are employees of Metalmark. As a result of these funds holding 17.02% of our outstanding shares of common stock as of May 16, 2008, and the rights of such funds under the Securityholder Agreement, which is described in portions of our Proxy Statement on Schedule 14A, which are incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, and Metalmark’s rights under the subadvisory agreement, Metalmark may be able to influence all matters requiring stockholder approval, including the election of our directors, the adoption of amendments to our certificate of incorporation, the approval of mergers and sales of all or substantially all our assets, decisions affecting our capital structure and other significant corporate transactions as well as matters affecting our management and policies. Circumstances could arise under which the interests of Metalmark could be in conflict with the interests of our other stockholders. The influence of Metalmark may also have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management or limiting the ability of our stockholders to approve transactions that they may deem to be in their best interests.

We have ceased to be a “controlled company” for purposes of the New York Stock Exchange listing requirements and will no longer be able to opt out of certain corporate governance requirements.

As of July 5, 2007, we were no longer a “controlled company” for purposes of New York Stock Exchange (“NYSE”) corporate governance listing requirements. As such, subject to certain transition period allowances, we are no longer entitled to opt out of several of the NYSE’s corporate governance requirements. Within one year after July 5, 2007, all of the directors who serve on our Nominating and Corporate Governance Committee will have to meet the NYSE’s independence requirements and our Board will have to be composed of a majority of directors that meet the NYSE’s independence requirements. We may incur incremental costs not reflected in our historical financial statements as a result of any such increased listing compliance, including legal fees and other expenses. In addition, we might not be able to comply with these provisions in a timely fashion. Our failure to comply with these additional NYSE corporate governance listing standards may result in delisting, which could disrupt the trading market for our common shares and result in a significant decline in the value of our common shares.

Shares eligible for future issuance or sale may cause our common stock price to decline, which may negatively impact your investment.

Issuances or sales of substantial numbers of additional shares of our common stock, including in connection with future acquisitions, if any, or the perception that such issuances or sales could occur, may cause prevailing market prices for shares of our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at a time and price favorable to us. As of the date of this prospectus supplement, our certificate of incorporation provides that we have authority to issue up to 135,000,000 shares of our common stock. As of May 16, 2008,

49,434,419 shares of our common stock were issued and outstanding, and there were no shares of our common stock issued and held in treasury. Also as of such date, there were approximately 2,345,000 shares of our common stock reserved for issuance under stock incentive plans or pursuant to individual option grants or stock awards. As of May 16, 2008, the parties to the Securityholders Agreement collectively owned in excess of 27.8% of our shares, and they may elect to sell their shares of our common stock or exercise their stock options in order to sell the stock underlying their options. If the secondary offering is consummated, such parties ownership would be reduced to 21.0% of our shares (or 20.3% of our shares if the underwriters exercise in full their option to purchase additional shares).

We have not paid, and may not pay, dividends and therefore, unless our stock appreciates in value, investors in our stock may not benefit from holding our stock.

We have not issued a cash dividend on our common stock since we became a public company and we presently intend to continue this policy. Furthermore, our existing U.S. credit facilities limit our ability to pay dividends and our new credit facilities may also do so. As a result, investors in our common stock may not be able to benefit from owning our common stock unless the shares that these investors acquire appreciate in value. See “Price Range of Common Stock and Divided Policy” in this prospectus supplement.

Provisions in the indenture for the notes, our charter documents and Delaware General Corporation Law may deter or prevent a business combination that may be favorable to you.

If a fundamental change occurs prior to the maturity date of the notes, holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes. In addition, if a fundamental change occurs prior to the maturity date of the notes, we will in some cases increase the conversion rate by an additional number of shares of our common stock for a holder that elects to convert its notes in connection with such designated event. In addition, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes. These and other provisions could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

Certain provisions in our certificate of incorporation and bylaws, which are described under “Description of Capital Stock” in the accompanying prospectus, may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our certificate of incorporation authorizes our board of directors to issue shares of preferred stock to which special rights may be attached, including voting and dividend rights. With these rights, preferred stockholders could make it more difficult for a third party to acquire us. In addition, our certificate of incorporation provides for a staggered board of directors, whereby directors serve for three-year terms, with approximately one third of the directors coming up for reelection each year. Having a staggered board of directors makes it more difficult for a third party to obtain control of our board of directors through a proxy contest, which may be a necessary step in an acquisition of us that is not favored by our board of directors.

In addition, certain other provisions of our corporate documents regarding special meetings of stockholders, advance notice requirements for stockholder proposals and director nominations and amendments of the bylaws and prohibiting stockholder action by written consent and cumulative voting, each of which is described under “Description of Capital Stock — Other Provisions of our Certificate of Incorporation and Bylaws” in the accompanying prospectus, may also discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable.

We are also subject to the anti- takeover provisions of Section 203 of the Delaware General Corporation Law. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203, an “interested stockholder” means, generally, someone owning 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203. See “Description of Capital Stock — Section 203 of the Delaware General Corporation Law” in the accompanying prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting estimated fees and expenses and the underwriters’ discounts and commissions, will be approximately $145.8 million (approximately $167.7 million if the underwriters exercise their over-allotment option to purchase additional notes in full).

We intend to use the net proceeds of this offering (including any proceeds we receive if the underwriters exercise their overallotment option) to pay down outstanding indebtedness under our existing senior secured term loan B, under which $351.4 million in principal amount was outstanding as of May 16, 2008, and which bears interest at a floating rate and matures on March 17, 2011. As of May 16, 2008, the interest rate on borrowings under our senior secured term loan B was 4.6% per annum.

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents and our capitalization as of December 31, 2007, on an actual and as adjusted basis for this offering and the application of the net proceeds from this offering (assuming no exercise of the underwriters’ option to purchase additional notes). This offering is not conditioned upon the concurrent offering of our common stock by certain of our stockholders.

You should read the following table in conjunction with management’s discussion and analysis of financial condition and results of operations in our Quarterly Report on Form 10-Q for the quarterly period ended December 30, 2007, which is incorporated by reference in this prospectus supplement.

	As of December 30, 2007
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$24,722	$24,722
Notes offered hereby	$—	$150,000
Term loan B	353,206	207,456
Other debt, including capital leases	78,666	78,666

Total debt, including capital leases	431,872	436,122

Stockholders’ equity:
Common stock, $0.01 par value; 135,000,000 shares authorized; 48,680,150 shares issued and outstanding actual and as adjusted*	487	487
Additional paid-in capital	363,419	363,419
Retained earnings	139,672	139,672
Accumulated other comprehensive income	117,231	117,231

Total stockholders’ equity	620,809	620,809

Total capitalization	$1,052,681	$1,056,931

*	Outstanding common stock does not reflect shares of common stock issuable upon exercise of stock options, under equity compensation plans or upon conversion of the notes offered hereby.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock has been listed on the New York Stock Exchange under the symbol “ENS” since it began trading on July 30, 2004. Prior to that time, there had been no public market for our common stock. The following table sets forth, on a per share basis for the periods presented, the range of high, low and closing prices of our common stock. On May 21, 2008, the last reported sale price for our common stock was $30.19 per share.

Quarter Ended	High Price	Low Price	Closing Price
July 2, 2006	$21.46	$12.06	$20.90
October 1, 2006	$20.77	$16.04	$16.04
December 31, 2006	$18.57	$15.20	$16.00
March 31, 2007	$17.50	$15.97	$17.18
July 1, 2007	$19.15	$16.29	$18.30
September 30, 2007	$19.46	$17.50	$17.77
December 30, 2007	$24.81	$17.55	$24.45
March 31, 2008	$27.72	$22.13	$23.92

We have not issued a cash dividend on our common stock since we became a public company and we presently intend to continue this policy. Furthermore, our existing credit facilities (and our new credit facility may) limit our ability to pay dividends. We currently intend to retain any earnings for future growth and, therefore, do not expect to pay any cash dividends in the foreseeable future.

DESCRIPTION OF THE NOTES

We will issue the notes under a base indenture to be dated on or about the closing of this offering, between us and The Bank of New York, as trustee (the “trustee”), as supplemented by a supplemental indenture with respect to the notes. In this section, we refer to the base indenture, as supplemented by the supplemental indenture, as the “indenture.” The terms of the notes include those expressly set forth in the indenture and the notes and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus supplement by reference. You may request a copy of the indenture from us as set forth under the heading “Where You Can Find More Information” in the accompanying prospectus. We urge you to read the indenture (including the form of note contained therein) because it, and not this description, defines your rights as a holder of the notes. The following description supplements, and supersedes to the extent it is inconsistent with, the statements under “Description of Debt Securities” in the accompanying prospectus. For purposes of this description, references to the “Company,” “we,” “our” and “us” refer only to EnerSys and not to its subsidiaries.

General

The notes:

•	will be:

•	our general senior unsecured obligations;

•	equal in right of payment to all of our other senior unsecured indebtedness;

•	senior in right of payment to all indebtedness that is contractually subordinated to the notes;

•

structurally subordinated to all (i) existing and future claims of our subsidiaries’ creditors, including trade creditors and (ii) preferred stock of our subsidiaries to the extent of its liquidation preference;

•	effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•

initially limited to an aggregate original principal amount of $150 million (or $172.5 million if the initial purchasers exercise their over-allotment option to purchase additional notes in full), except as set forth below;

•	will mature on June 1, 2038 (the “maturity date”), unless earlier converted, redeemed or repurchased;

•	will be issued in denominations of $1,000 original principal amount and integral multiples of $1,000 above that amount;

•

will bear interest at a rate of 3.375% per year, payable semi-annually in arrears in cash on June 1 and December 1 of each year, beginning on December 1, 2008 and ending on June 1, 2015, as described under “— Interest; Accretion”;

•	will accrete principal beginning on June 1, 2015 as described under “— Interest; Accretion”;

•	will bear contingent interest, if any, beginning with the six-month interest period commencing on June 1, 2015 in the circumstances described under “— Contingent Interest”;

•

will be subject to optional repurchase by us at your request on specified dates (as described under “— Repurchase at the Option of the Holder — Optional Put”) or under certain circumstances (as described under “— Repurchase at the Option of the Holder — Fundamental Change Permits Holders to Require Us to Repurchase Notes,”) and to redemption by us at our option beginning on June 6, 2015 (as described under “— Optional Redemption by the Company”); and

•

will initially be represented by one or more registered notes in global form, but in certain limited circumstances described under the heading “— Global Notes, Book-Entry Form” below may be represented by notes in definitive form.

The notes will be our general senior unsecured obligations, ranking equal in right of payment with all of our existing and future senior indebtedness, senior in right of payment to all of our existing and future subordinated indebtedness, effectively subordinate in right of payment to all of the existing and future indebtedness and other liabilities of our subsidiaries and the preferred stock of our subsidiaries to the extent of its liquidation preference and effectively subordinate to any of our existing and future secured indebtedness to the extent of the value of the collateral that secures it. As of December 30, 2007, we had $431.9 million aggregate principal amount of senior indebtedness outstanding, of which $384.1 million was secured.

A significant portion of our operations are conducted through, and most of our assets are held by, our subsidiaries. As a result, we are dependent on the cash flow of our subsidiaries to meet our debt obligations. Our subsidiaries are separate and distinct legal entities and none of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables, and to any outstanding preferred stock of our subsidiaries, to the extent of its liquidation preference. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the existing and future claims of those subsidiaries’ creditors and preferred stockholders. In addition, our subsidiaries are not prohibited from incurring additional debt or other liabilities. If our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes, including cash payments upon redemption or repurchase, could be adversely affected. As of December 30, 2007, our subsidiaries had $431.9 million aggregate principal amount of indebtedness outstanding and approximately $603.9 million of other liabilities outstanding (excluding intercompany liabilities and liabilities of the type not required to be recorded on the balance sheet in accordance with GAAP).

Subject to the satisfaction of certain conditions and during the periods described below, the notes may be converted into a combination of cash and shares of our common stock (or entirely cash or entirely shares of our common stock, if we so elect) at an initial conversion rate of 24.6305 shares of common stock per $1,000 in original principal amount of notes (equivalent to an initial conversion price of approximately $40.60 per share of common stock). The conversion rate is subject to adjustment if certain events described below occur. However, the conversion rate will not be adjusted for accrued interest or accreted principal in excess of the original $1,000 principal amount. We will settle conversions by delivering a combination of cash and shares of our common stock (or entirely cash or entirely common stock, at our election), as described under “— Conversion Rights — Settlement upon Conversion.” In addition, at any time on or prior to the 30th “scheduled trading day” (as defined below) prior to the maturity date of the notes, we may irrevocably make the “net share settlement election” (as defined below). See “— Conversion Rights — Settlement upon Conversion.” You will not receive any separate cash payment for interest accrued and unpaid to the “conversion date” (as defined below), except under the limited circumstances described below.

We use the term “note” in this prospectus supplement to refer to each $1,000 in original principal amount of notes.

We may, without the consent of the holders, issue additional notes in an unlimited aggregate original principal amount under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby; provided that such additional notes are fungible with the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

The registered holder of a note will be treated as the owner of it for all purposes.

Other than the restrictions described under “— Repurchase at the Option of the Holder — Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “— Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “— Conversion Rights — Adjustment to Shares Delivered upon Conversion in Connection with a Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. See “Risk Factors — Risks Related to the Notes.”

No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

We may be required under certain circumstances to repurchase the notes for cash at a price equal to 100% of the accreted principal amount thereof, plus accrued and unpaid interest, if any, at your request, as described below under “— Repurchase at the Option of the Holder.” Our current and future debt or other agreements may restrict our ability to pay cash upon conversion (if we have not elected to settle our conversion obligation entirely in shares of our common stock) or in connection with a repurchase of notes. Our failure to pay cash upon conversions of the notes or to repurchase the notes, in each case when required, would result in an event of default with respect to the notes. See “Risk Factors — Risks Related to the Offering — We may not have the ability to pay interest on the notes, to purchase the notes upon a fundamental change or to pay any cash payment due upon conversion, and our other indebtedness then outstanding, including our existing U.S. credit facilities and the proposed new credit facilities, contains or may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.”

Payments on the Notes; Paying Agent and Registrar

Through our paying agent, we will pay the principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

We will pay the principal of certificated notes at the office or agency designated by us. We have initially designated a corporate trust office of the trustee as our paying agent and registrar as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate original principal amount of $5.0 million or less, by check mailed to the holders of such notes and (ii) to holders having an aggregate original principal amount of more than $5.0 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

Transfer and Exchange

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we, the trustee or registrar may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected or surrendered for conversion.

Interest; Accretion

The notes will bear interest at a rate of 3.375% per year from the date of original issuance, expected to be May 28, 2008, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2008 and ending on June 1, 2015. We will not pay cash interest on the notes after June 1, 2015 (except any contingent interest). Commencing on June 1, 2015, the principal amount of the notes will accrete at a rate that provides holders with an aggregate annual yield to maturity of 3.375% per year (computed on a semi-annual bond-equivalent basis). When we refer in this “Description of the Notes” to the “accreted principal amount” of the notes, we mean the original principal amount at any time prior to June 1, 2015, and the principal amount as adjusted upwards for accretion at any time on or after June 1, 2015.

The following table sets forth the accreted principal amounts for the notes as of the specified dates during the period from June 1, 2015 through the maturity date:

Date	Accreted Principal Amount
June 1, 2015	$1,000.00
December 1, 2015	$1,016.88
June 1, 2016	$1,034.03
December 1, 2016	$1,051.48
June 1, 2017	$1,069.23
December 1, 2017	$1,087.27
June 1, 2018	$1,105.62
December 1, 2018	$1,124.28
June 1, 2019	$1,143.25
December 1, 2019	$1,162.54
June 1, 2020	$1,182.16
December 1, 2020	$1,202.11
June 1, 2021	$1,222.39
December 1, 2021	$1,243.02
June 1, 2022	$1,264.00
December 1, 2022	$1,285.33
June 1, 2023	$1,307.02
December 1, 2023	$1,329.07

Date	Accreted Principal Amount
June 1, 2024	$1,351.50
December 1, 2024	$1,374.31
June 1, 2025	$1,397.50
December 1, 2025	$1,421.08
June 1, 2026	$1,445.06
December 1, 2026	$1,469.45
June 1, 2027	$1,494.24
December 1, 2027	$1,519.46
June 1, 2028	$1,545.10
December 1, 2028	$1,571.17
June 1, 2029	$1,597.69
December 1, 2029	$1,624.65
June 1, 2030	$1,652.06
December 1, 2030	$1,679.94
June 1, 2031	$1,708.29
December 1, 2031	$1,737.12
June 1, 2032	$1,766.43
December 1, 2032	$1,796.24
June 1, 2033	$1,826.55
December 1, 2033	$1,857.38
June 1, 2034	$1,888.72
December 1, 2034	$1,920.59
June 1, 2035	$1,953.00
December 1, 2035	$1,985.96
June 1, 2036	$2,019.47
December 1, 2036	$2,053.55
June 1, 2037	$2,088.20
December 1, 2037	$2,123.44
June 1, 2038	$2,159.28

The accreted principal amount of a note between the dates listed above will include an amount reflecting the additional principal accretion that has accrued as of such date since the immediately preceding date in the table.

Interest will be paid to the person in whose name a note is registered at the close of business on May 15 or November 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Unless otherwise stated, references to interest in this “Description of the Notes” include contingent interest (as described below under “— Contingent Interest”), if any.

Contingent Interest

Beginning with the six-month interest period commencing on June 1, 2015, we will pay contingent interest during any six-month interest period to the holders of the notes if the

“trading price” (as defined below) of the notes for each of the five trading days ending on, and including, the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 130% of the accreted principal amount of the notes.

During any six-month period when contingent interest shall be payable with respect to the notes, the contingent interest payable per $1,000 original principal amount of the notes will equal 0.40% of the average trading price of $1,000 original principal amount of the notes, during the five trading days ending on, and including, the second trading day immediately preceding the first day of the applicable six-month interest period.

“Trading price” for purposes of determining average note value with respect to the notes shall have the meaning set forth under “— Conversion Rights — Conversion upon Satisfaction of Trading Price Condition,” except that, for purposes of determining the trading price for the contingent interest provisions only, if two bids cannot reasonably be obtained for $2.0 million original principal amount of the notes from nationally recognized securities dealers that we have selected, but one such bid can reasonably be obtained, this one bid shall be used. If at least one bid cannot reasonably be obtained for $2.0 million original principal amount of the notes from a nationally recognized securities dealer or in our reasonable judgment the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will be deemed to equal the product of:

•	the conversion rate then in effect; and

•	the average closing sale price of our common stock over the five trading-day period ending on such determination date.

We will notify holders upon a determination that they will be entitled to receive contingent interest during a six-month interest period.

The indenture provides that by accepting a note, each holder agrees, for U.S. federal income tax purposes, to treat the notes as “contingent payment debt instruments” and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for U.S. federal income tax purposes will be 8.50%, compounded semi-annually, which is the rate we would pay on a fixed-rate, noncontingent, nonconvertible debt instrument with terms and conditions otherwise comparable to the notes. See “Certain U.S. Federal Income Tax Considerations.”

Conversion Rights

General

Upon the occurrence of any of the conditions described under the headings “—Conversion upon Satisfaction of Trading Price Condition,” “— Conversion Based on Common Stock Price” and “— Conversion upon Specified Corporate Events,” holders may convert their notes, in whole or in part, at an initial conversion rate of 24.6305 shares of common stock per $1,000 in original principal amount of notes, which is equivalent to an initial conversion price of approximately $40.60 per share of common stock, at any time prior to the close of business on the “scheduled trading day” (as defined below) immediately preceding March 1, 2015. On and after March 1, 2015, holders may convert their notes at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date of the notes, regardless of the conditions described under the headings “— Conversion upon Satisfaction of Trading Price Condition,” “— Conversion Based on Common Stock Price” and “— Conversion upon Specified Corporate Events.”

“Scheduled trading day” means a day that is scheduled to be a trading day (as defined below) on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading or, if our common stock is not listed or admitted for trading on any exchange or market, a business day.

“Trading day” means a day during which (i) trading in our common stock generally occurs and (ii) there is no “market disruption event” (as defined below).

“Market disruption event” means the occurrence or existence on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the closing time of the relevant exchange on such day.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 in original principal amount.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest unless such conversion occurs between a regular record date and the interest payment date to which it relates. Our settlement of conversions as described below under “— Settlement upon Conversion” will be deemed to satisfy our obligation to pay:

•	the accreted principal amount of the note; and

•	accrued and unpaid interest on the note to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after the close of business on a record date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from and after the close of business on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted, except that no such payment need be made:

•

if we have specified a “fundamental change repurchase date” (as defined below) that is after a record date and prior to the next scheduled trading day following the corresponding interest payment date;

•	to the extent of any overdue interest, if any overdue interest remains unpaid at the time of conversion with respect to such notes; or

•	in respect of any conversions that occur after the record date immediately preceding the maturity date.

Upon conversion, we will deliver a combination of cash and shares of our common stock (or entirely cash or entirely shares of our common stock, if we so elect), as described under “— Settlement upon Conversion” below.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion upon Satisfaction of Trading Price Condition

Prior to March 1, 2015, a holder may surrender notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined below) per $1,000 in original principal amount of the notes for each day of the measurement period was less than 98% of the product of the “last reported sale price” (as defined below) of our common stock and the applicable conversion rate for the notes for such date, as determined by us and subject to compliance with the procedures and conditions described below concerning the trustee’s obligation to make such determination (the “trading price condition”).

We will have no obligation to determine the trading price of the notes unless a holder provides us with reasonable evidence that the trading price per $1,000 in original principal amount of the notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we will determine the trading price of the notes in the manner described below beginning on the next trading day and on each successive trading day until the trading price per $1,000 in original principal amount of the notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not, when we are obligated to, determine the trading price of the notes, then the trading price per $1,000 in original principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

If the trading price condition has been met, we will so notify the holders of the notes. If, at any time after the trading price condition has been met, the trading price per $1,000 in original principal amount of the notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate for such date, we will so notify the holders of the notes.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by us or our agent for $2.0 million in original principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include any or all of the initial purchasers; provided that if three such bids cannot reasonably be obtained, but two such bids are obtained, then the average of the two bids will be used, and if only one such bid is obtained, that one bid will be used. If at least one bid for $2.0 million in original principal amount of the notes cannot reasonably be obtained, then the trading price per $1,000 in original principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. Any such determination will be conclusive absent manifest error.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the average of the last quoted bid and ask prices for our common stock in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms, which may include any or all of the initial purchasers, selected by us for this purpose. Any such determination will be conclusive absent manifest error.

Conversion Based on Common Stock Price

Prior to March 1, 2015, a holder may surrender its notes for conversion during any calendar quarter after the calendar quarter ending on June 30, 2008, (and only during such calendar quarter), if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect for the notes on the last trading day of the immediately preceding calendar quarter.

Conversion upon Specified Corporate Events

If we elect to:

•

distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 days after the date of such distribution to subscribe for or purchase shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the declaration date of such distribution; or

•

distribute to all or substantially all holders of our common stock our assets (including cash), debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes and the trustee at least 33 scheduled trading days prior to the “ex-date” (as defined below) for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of (i) the close of business on the business day immediately prior to the ex-date for such distribution or (ii) our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The “ex-date” means the first date on which the shares of our common stock trade on the relevant exchange or in the relevant market, regular way, without the right to receive the issuance or distribution in question. Holders of the notes may not exercise this right if they may participate (as a result of holding the notes, and at the same time as common stock holders participate) in any of the transactions described above as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the original principal amount of notes held by such holders divided by $1,000, without having to convert their notes.

If an event constituting a “fundamental change” (as defined below) occurs, we will notify holders and the trustee of the occurrence of any such event no later than the effective date of such event. Once we have given such notice, a holder may surrender notes for conversion at any time from the effective date of such event until the later of (i) the fundamental change repurchase date corresponding to such event and (ii) 35 scheduled trading days following the effective date of such event. In addition, if a fundamental change occurs, a holder may be entitled to receive an increase in the conversion rate in the form of “additional shares” (as defined below) upon any conversion as described below under

“— Adjustment to Shares Delivered upon Conversion In Connection with a Make-Whole Fundamental Change.”

You will also have the right to convert your notes if we are a party to a combination, merger, recapitalization, reclassification, binding share exchange or other similar transaction or sale or conveyance of all or substantially all of our property and assets, in each case pursuant to which our common stock would be converted into cash, securities and/or other property, that does not also constitute a fundamental change. In such event, you will have the right to convert your notes at any time beginning 30 scheduled trading days prior to the anticipated effective date of such transaction and ending on the 35th scheduled trading day following the effective date of such transaction. We will use our reasonable best efforts to notify holders and the trustee at least 33 scheduled trading days prior to the anticipated effective date of any such transaction, and in any event will give such notice no later than the actual effective date of any such transaction.

Conversion on or after March 1, 2015

On or after March 1, 2015, a holder may convert any of its notes at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date, regardless of the foregoing conditions.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the “conversion date” under the indenture.

If a holder has already delivered a repurchase notice as described under “— Repurchase at the Option of the Holder — Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, such holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the indenture.

Settlement upon Conversion

Upon conversion of the notes, unless we have made the irrevocable net share settlement election (as described below), we may elect to settle conversions of the notes (i) entirely in shares of our common stock, (ii) entirely in cash or (iii) in cash for the “principal portion” (as defined below) and the excess, if any, of the conversion value above the principal portion in a combination of cash and shares of our common stock (“combination settlement”). If we do not elect a settlement method, we will settle conversions using combination settlement, with a “cash percentage” (as defined below) deemed to be 0%. If we make any settlement method election, we will inform the converting holders of such election through the trustee no later than the business day immediately following the related conversion date and, if applicable, we may specify in such notice the percentage (the “cash percentage”) of the daily conversion value in excess of the principal portion that we will satisfy in cash. If we do not specify the cash percentage, the cash percentage will be deemed to be 0%.

Unless we have made the irrevocable net share settlement election, at any time prior to the 30th scheduled trading day prior to the maturity date of the notes, we may deliver a notice to the holders of the notes designating the settlement method for all conversions that occur on or after the 30th scheduled trading day prior to maturity (and, if we elect combination settlement, we will specify the cash percentage for all such conversions, which if not specified will be deemed to be 0%). If we do not deliver such a notice, then we will settle all such conversions in cash up to the principal portion and shares of our common stock for the excess, if any, of the conversion value above the principal portion.

We will treat all holders of notes converting on the same trading day in the same manner. However, we will not have any obligation to settle our conversion obligations arising on different trading days in the same manner, except (1) as described in the immediately succeeding paragraph, (2) for all conversions that occur on or after the 30th scheduled trading day prior to maturity of the notes and (3) where we have made the irrevocable net share settlement election. That is, we may choose on one trading day to settle in shares of our common stock only and choose on another trading day to settle in cash or a combination of cash and shares of our common stock.

If we exercise our optional redemption right as described below under “— Optional Redemption by the Company” and we have not elected to settle our conversion obligation entirely in common stock, the consideration we will deliver to all holders that convert within the 15 calendar day period (the “optional redemption conversion period”) beginning on, and including, the 16th calendar day immediately preceding the optional redemption date will be calculated by reference to an observation period beginning on, and including, the optional redemption date we specify in the “optional redemption notice” (as described below). If we have elected to settle our conversion obligation entirely in common stock, for all conversions occurring during the optional redemption conversion period, we will deliver a number of shares of our common stock, as calculated under clause (1) below, on the third scheduled trading day following the last scheduled trading day prior to the redemption date.

At any time on or prior to the 30th scheduled trading day prior to the maturity date of the notes, we may irrevocably elect (the “irrevocable net share settlement election”) to settle conversions of the notes in the manner described in clause (2) or (3) below. If we make the irrevocable net share settlement election, we will no longer be permitted under the indenture to settle conversions of the notes in the manner described in clause (1) below. Upon making the irrevocable net share settlement election, we will promptly (i) issue a press release and post such information on our website or otherwise publicly disclose this information and (ii) provide written notice to the holders of the notes in a manner contemplated by the indenture, including through the facilities of the DTC, in which such notice we may specify the cash percentage of the daily conversion value in excess of the daily portion of the accreted principal amount that we will satisfy in cash for all future conversions. If we do not specify a cash percentage in such notice, the cash percentage will be deemed to be 0% for all conversions after we make the irrevocable net share settlement election.

The irrevocable net share settlement election is in our sole discretion and does not require the consent of the holders of the notes.

The settlement amount will be computed as follows:

(1) If we elect to settle any conversion entirely in shares of our common stock, we will deliver a number of shares of our common stock to the holder of the notes on the third scheduled trading day after the relevant conversion date (or, in the case of conversions during the option redemption conversion period, on the third scheduled trading day after the last scheduled trading day prior to the relevant redemption date) equal to (i) (A) the aggregate original principal amount of notes to be converted, divided by (B) $1,000, multiplied by (ii) the conversion rate in effect on the relevant conversion date.

(2) If we elect (or are deemed to elect) combination settlement or have made the irrevocable net share settlement election and, in each case, have not specified the cash percentage as 100%, we will settle each $1,000 in original principal amount of notes being converted by delivering, on the third scheduled trading day immediately following the last day of the related observation period, cash and shares of our common stock, if any, equal to the sum of the “daily settlement amounts” (as defined below) for each of the 25 VWAP trading days during the related observation period; provided that if we are deemed to have elected combination settlement, we will also be deemed to have elected a cash percentage of 0%.

(3) If we elect to settle any conversion entirely in cash, we will settle each $1,000 in original principal amount of notes being converted by delivering, on the third scheduled trading day immediately following the last day of the related observation period, an amount of cash equal to the sum of the daily conversion values for each of the 25 VWAP trading days during the related observation period. It is our current intent and policy to settle any conversion of the notes as if we had elected to make the net share settlement election in the manner set forth in clause (2) above.

The “daily settlement amount” for each of the 25 VWAP trading days during the observation period means:

•

an amount of cash equal to the lesser of (x) the quotient of the accreted principal amount per $1,000 original principal amount and 25 and (y) the daily conversion value for such VWAP trading day (the “principal portion”); and

•	if such daily conversion value for such VWAP trading day exceeds the principal portion, either:

•	(i) if the cash percentage equals 0%, a number of shares of our common stock (the “maximum deliverable shares”) equal to (A) the difference between such daily conversion value and the principal portion, divided by (B) the daily VWAP of our common stock for such VWAP trading day, or

•

(ii) if the cash percentage is greater than 0%, (A) an amount of cash equal to the product of the cash percentage and the maximum deliverable shares and (B) a number of shares of our common stock equal to the product of (x) 100% minus the cash percentage and (y) the maximum deliverable shares.

The “observation period” with respect to any note means:

•

with respect to any conversion date occurring within the 15 calendar day period beginning on, and including, the 16th calendar day immediately preceding any optional redemption date we specify, the 25 consecutive VWAP trading day period beginning on, and including, the optional redemption date (or if the optional redemption date is not a VWAP trading day, the next succeeding VWAP trading day); or

•

with respect to any conversion date occurring on or after the 30th scheduled trading day prior to the maturity date of the notes, the 25 consecutive VWAP trading day period beginning on, and including, the 27th scheduled trading day prior to the maturity date (or if such day is not a VWAP trading day, the next succeeding VWAP trading day); or

•	in all other instances, the 25 consecutive VWAP trading day period beginning on, and including, the third VWAP trading day after the conversion date.

The “daily conversion value” means, for each of the 25 consecutive VWAP trading days during the observation period, 1/25th of the product of (1) the applicable conversion rate and (2) the “daily VWAP” (as defined below) of our common stock, or the consideration into which our common stock has been converted in connection with certain corporate transactions, on such VWAP trading day. Any determination of the daily conversion value by us will be conclusive absent manifest error. The “daily VWAP” of our common stock means, for each of the 25 consecutive VWAP trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page ENS.N <equity> AQR (or any equivalent successor page) in respect of the period from the scheduled open of trading on the principal trading market for our common stock to the scheduled close of trading on such market on such VWAP trading day (without regard to after-hours trading), or if such volume-weighted average price is unavailable, the market value of one share of our common stock (or one unit of reference property consisting of marketable equity securities) on such VWAP trading day using a volume-weighted method (or, in the case of reference property consisting of cash, the amount of such cash or in the case of reference property other than marketable equity securities or cash, the market value thereof), in each case as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

“VWAP trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading and (ii) there is no “VWAP market disruption event” (as defined below). If our common stock is not so listed or traded, then “VWAP trading day” means a business day.

“VWAP market disruption event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any scheduled trading day for our common stock for an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

Notwithstanding the foregoing, we will deliver cash in lieu of any fractional shares of our common stock deliverable upon conversion based on the daily VWAP on (i) the last VWAP trading day of the applicable observation period in the case of conversions settled in cash or a combination of cash and shares of our common stock and (ii) the conversion date (or, if the conversion date is not on a trading day, the next following trading day) for conversions settled entirely in shares of our common stock.

Exchange in lieu of Conversion

When a holder surrenders its notes for conversion, we may, at our election (an “exchange election”), direct the conversion agent to surrender, on or prior to the second business day following the conversion date, such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to timely deliver, in exchange for such notes, the cash and/or shares of our common stock that would otherwise be due upon conversion as described above under “— Settlement upon Conversion” (the “conversion consideration”). If we make an exchange election, we will, by the close of business on the second business day following the relevant conversion date, notify the holder surrendering its notes for conversion that we have made the exchange election and we will notify the designated financial institution of the method of settlement we have elected with respect to such conversion and the relevant deadline for delivery of the conversion consideration.

Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related conversion consideration, or if such designated financial institution does not accept the notes for exchange, we will deliver the relevant conversion consideration as if we had not made an exchange election.

Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time as common stockholders participate) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the original principal amount of notes held by such holders divided by $1,000, without having to convert their notes.

Adjustment Events.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect as of the close of business on the day immediately preceding the ex-date for such dividend or distribution, or the effective date of such share split or combination, as the case may be;

CR’ = the conversion rate in effect immediately after the opening of business on the ex-date for such dividend or distribution, or the effective date of such share split or combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the ex-date for such dividend or distribution, or the effective date of such share split or combination, as the case may be; and

OS’ = the number of shares of our common stock that would be outstanding immediately after the opening of business on the ex-date for such dividend or distribution immediately after giving effect to such dividend or distribution or immediately after the effective date of such share split or combination, as the case may be.

Any adjustment made pursuant to this clause (1) shall become effective on the date that is immediately after (x) the ex-date for such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this clause (1) is declared but not paid or made, the new conversion rate shall be readjusted to the conversion rate that would be in effect if such dividend or distribution had not been declared.

(2) If we distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 days after the date of such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period immediately preceding the declaration date for such distribution, the conversion rate will be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect as of the close of business on the day immediately preceding the ex-date for such distribution;

CR’ = the conversion rate in effect immediately after the opening of business on the ex-date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the ex-date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the declaration date for the issuance of such rights or warrants.

For purposes of this clause (2), in determining whether any rights or warrants entitle the holder to subscribe for or purchase our common stock at less than the applicable price of our common stock, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board or directors or a committee thereof. If any right or warrant described in this paragraph (2) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new conversion rate shall be readjusted to the conversion rate that would have been in effect if our right or warrant had not been issued.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends or distributions referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash referred to in clause (4) below; and

•	spin-offs described below in this clause (3);

then the conversion rate will be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect as of the close of business on the day immediately preceding the ex-date for such distribution;

CR’ = the conversion rate in effect immediately after the opening of business on the ex-date for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-date for such distribution; and

FMV = the fair market value as determined by our board of directors or a committee thereof of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex-date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other of our business units, which we refer to as a “spin-off,” the conversion rate in effect immediately before the close of business on the 10th trading day immediately following the effective date of the spin-off will be increased based on the following formula:

where,

CR0 = the conversion rate in effect immediately before the close of business on the 10th trading day immediately following the effective date of the spin-off;

CR’ = the conversion rate in effect immediately after the close of business on the 10th trading day immediately following the effective date of the spin-off;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period beginning on, and including, the trading day immediately following the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading day period beginning on, and including, the trading day immediately following the effective date of the spin-off.

The adjustment to the conversion rate under this clause (3) will occur at the close of business on the 10th trading day from, and including, the effective date of the spin-off; provided that in respect of any conversion within the 10 trading day period beginning on, and including, the trading day immediately following, and including, the effective date of any spin-off, references in this clause (3) with respect to the spin-off to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.

If any such dividend or distribution described in this clause (3) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4) If we pay any cash dividends or distributions to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect as of the close of business on the day immediately preceding the ex-date for such dividend or distribution;

CR’ = the conversion rate in effect immediately after the opening of business on the ex-date for such dividend or distribution;

SP0 = the average of the last reported sale prices of our common stock during the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date for such dividend or distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

If any such dividend or distribution described in this clause (4) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading day period beginning on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

where,

CR0 = the conversion rate in effect at the close of business on the last trading day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender offer or exchange offer expires;

CR’ = the conversion rate in effect on the business day following the last trading day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration as determined by our board of directors or a committee thereof paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS’ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP’ = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period beginning on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under this clause (5) will occur at the close of business on the 10th trading day from the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references in this clause (5) with respect to 10 consecutive trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.

If the application of any of the foregoing formulas (other than in respect of a share combination) would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

Events that Will Not Result in Adjustments. Except as described in this section or in “— Adjustment to Shares Delivered upon Conversion in Connection with a Fundamental Change” below, we will not adjust the conversion rate. Without limiting the foregoing, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase or acquire those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment to the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate that we elect not to make and take them into account upon the earliest of (1) any conversion of notes, (2) each anniversary of the date of issuance of the notes, (3) each VWAP trading day during the period beginning on, and including, the 27th scheduled trading day prior to the maturity date, and (4) such time as all adjustments that have not been made prior thereto would have the effect of adjusting the conversion rate by at least 1%.

Treatment of Reference Property. In the event of:

•	any fundamental change described in clause (2) of the definition thereof;

•	any reclassification of our common stock;

•	a consolidation, binding share exchange, recapitalization, reclassification, merger, combination or other similar event; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, you will be entitled thereafter to convert your notes into the same type of consideration that you would have been entitled to receive if you had held a number of shares of our common stock equal to the applicable conversion rate in effect immediately prior to these events (such consideration, “reference property”), subject to our right to elect to settle conversions, in whole or in part, in shares of common stock (or reference property), cash or a combination of cash and shares of our common stock (or reference property). However, for any conversions settled in cash or using combination settlement, and for any conversions after we make the irrevocable net share settlement election, upon conversion, you will receive cash and reference property, if any, determined as described under “— Settlement upon Conversion.” The amount of reference property you receive upon conversion will be based on the daily conversion values of reference property and the applicable conversion rate, as described above.

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration determined, based in part upon any form of stockholder election, will be deemed to be (i) if holders of the majority of our shares of common stock affirmatively make such an election, the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if the holders of a majority of our common stock do not affirmatively make such an election, the types and amount of consideration actually received by such holders.

Treatment of Rights. We do not currently have a preferred stock rights plan. To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any common stock and in lieu of any adjustment to the conversion rate, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) under “— Adjustment Events” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Voluntary Increases of Conversion Rate. We are permitted, to the extent permitted by law and the rules of the New York Stock Exchange or any other securities exchange on which our common stock is then listed, to increase the conversion rate of the notes by any amount for a period of at least 20 days, if our board of directors determines that such increase would be in our best interest. If we make such determination, it will be conclusive and we will notify the holders of the notes and the trustee of the increased conversion rate and the period during which it will be in effect at least 15 days prior to the date the increased conversion rate takes effect, and otherwise in accordance with law. We may also, but are not required to, increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares or rights to acquire shares or similar event.

Tax Effect. A holder of the notes may, in some circumstances be deemed to have received a distribution or dividend subject to U.S. federal income or withholding tax as a result of an adjustment or the non-occurrence of an adjustment to the conversion rate. For instance, if the conversion rate is adjusted upon the distribution of cash dividends to holders of our shares of common stock, holders of the notes may be deemed to receive a distribution or dividend. For a discussion of the U.S. federal income and withholding tax consequences of certain adjustments, or non-occurrence of certain adjustments, to the conversion rate, see “Certain U.S. Federal Income Tax Considerations.”

Adjustment to Shares Delivered upon Conversion in Connection with a Make-Whole Fundamental Change

If you elect to convert your notes in connection with a “fundamental change” (as defined below) described in clauses (1), (2) or (5) of the definition thereof that occurs on or prior to June 6, 2015 (a “make-whole fundamental change”), the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. A conversion shall be deemed to be in connection with a make-whole fundamental change if such conversion occurs on or after the effective date of such make-whole fundamental change and prior to the close of business on the business day immediately prior to the related fundamental change repurchase date. We will notify holders and the trustee of the effective date of any make-whole fundamental change, and issue a press release, on the effective date of such transaction. We will settle conversions of notes as described above under “— Settlement upon Conversion.”

The number of additional shares by which the conversion rate will be increased in the event of a make-whole fundamental change will be determined by reference to the table below, based on the earliest of the date on which such make-whole fundamental change is publicly announced, occurs or becomes effective (the “make-whole reference date”) and the price (the “stock price”) paid per share of our common stock in the make-whole fundamental change. If holders of our common stock receive only cash consideration for their shares of common stock (in a single per-share amount, other than with respect to appraisal and similar rights) in connection with a make-whole fundamental change, the stock price will be the cash amount paid per share in such make-whole fundamental change. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day preceding the date on which such make-whole fundamental change occurs or becomes effective.

The stock prices set forth in the first column of the table below (i.e., the row headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the applicable conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth the adjustments to the conversion rate, expressed as a number of additional shares to be received per $1,000 in original principal amount of the notes, in connection with a make-whole fundamental change.

	Make-Whole Reference Date
Stock Price	May 28, 2008	June 1, 2009	June 1, 2010	June 1, 2011	June 1, 2012	June 1, 2013	June 1, 2014	June 6, 2015
$ 29.00	9.8522	9.8522	9.8522	9.8522	9.8522	9.8522	9.8522	9.8522
$ 30.00	9.2954	8.8911	8.7028	8.7028	8.7028	8.7028	8.7028	8.7028
$ 31.00	8.8025	8.3891	8.0321	7.7251	7.6275	7.6275	7.6275	7.6275
$ 32.00	8.3503	7.9298	7.5572	7.2227	6.8920	6.6195	6.6195	6.6195
$ 34.00	7.5514	7.1223	6.7264	6.3492	5.9516	5.5082	4.9981	4.7812
$ 36.00	6.8703	6.4382	6.0280	5.6215	5.1768	4.6560	3.9933	3.1472
$ 40.00	5.7785	5.3524	4.9324	4.4963	4.0012	3.3967	2.5705	0.3695
$ 45.00	4.7745	4.3686	3.9582	3.5199	3.0145	2.3922	1.5442	0.0000
$ 50.00	4.0371	3.6578	3.2692	2.8489	2.3642	1.7740	1.0031	0.0000
$ 60.00	3.0433	2.7201	2.3858	2.0226	1.6102	1.1280	0.5615	0.0000
$ 75.00	2.1812	1.9301	1.6706	1.3909	1.0822	0.7392	0.3712	0.0000
$ 90.00	1.6739	1.4762	1.2730	1.0556	0.8201	0.5642	0.2922	0.0000
$120.00	1.1035	0.9736	0.8410	0.7002	0.5489	0.3840	0.2031	0.0000
$150.00	0.7885	0.6973	0.6047	0.5062	0.4000	0.2823	0.1503	0.0000
$200.00	0.4903	0.4347	0.3789	0.3193	0.2546	0.1814	0.0974	0.0000
$250.00	0.3207	0.2844	0.2484	0.2100	0.1686	0.1212	0.0657	0.0000

The exact stock prices and make-whole reference dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock price amounts in the table or the make-whole reference date is between two dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $250.00 per share, subject to adjustment, no additional shares will be added to the conversion rate.

•	If the stock price is less than $29.00 per share, subject to adjustment, no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate exceed 34.4827 shares of common stock per $1,000 in original principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of equity as they relate to economic remedies.

Optional Redemption by the Company

Beginning on June 6, 2015, we may redeem any or all of the notes in cash at the redemption price, except for the notes that we are required to repurchase as provided under “— Repurchase at the Option of the Holder.” The redemption price will equal 100% of the accreted principal amount of the notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, unless such redemption date falls after a regular record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding regular record date. Any notes redeemed by us will be paid for in cash.

We will give notice (the “optional redemption notice”) of redemption not more than 60 calendar days but not less than 30 calendar days prior to the redemption date to all record holders at their addresses set forth in the register of the registrar. The optional redemption notice will state, among other things that you have a right to convert the notes called for redemption, and the conversion rate then in effect.

If fewer than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in original principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers reasonable. If a portion of your notes is selected for redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption. We may not redeem any notes if we have failed to pay any interest due on the notes and such failure to pay is continuing.

Repurchase at the Option of the Holder

Optional Put

You will have the right to require us to repurchase for cash, at the repurchase price described below, all or part of your notes on June 1, 2015, June 1, 2018, June 1, 2023, June 1, 2028, and June 1, 2033; provided that you have properly delivered and not withdrawn a written repurchase notice with respect to the notes you require us to repurchase. Notes submitted for repurchase must be $1,000 in original principal amount or whole multiples thereof.

The repurchase price will equal 100% of the accreted principal amount of the notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date, unless such repurchase date falls after a regular record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding regular record date. Any notes repurchased by us will be paid for in cash.

We will give notice (the “optional put notice”) at least 20 business days prior to each repurchase date (the “optional put repurchase date”) to all record holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law. This optional put notice will state, among other things, the optional put repurchase date and the procedures that you must follow to require us to repurchase your notes.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a fundamental change occurs at any time, you will have the right, at your option, to require us to repurchase any or all of your notes, or any portion of the original principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the “fundamental change repurchase date”) of our choosing that is not less than 15 nor more than 35 days after the date of the “fundamental change repurchase right notice” (as defined below). The price we are required to pay is equal to 100% of the accreted principal amount of the notes to be repurchased plus accrued and unpaid interest to, but not including, the fundamental change repurchase date, unless such fundamental change repurchase date falls after a regular record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record as of the close of business on the corresponding regular record date. Any notes repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1) any person acquires beneficial ownership, directly or indirectly, through a purchase, tender or exchange offer, merger or other acquisition, transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors and files a Schedule 13D or Schedule TO or any other schedule, form or report under the Exchange Act disclosing such beneficial ownership or we otherwise know of such beneficial ownership; provided, however, that a fundamental change shall not occur as a result of this clause (1) if clause (2) also applies in which case clause (2) below shall apply; or

(2) we (i) merge or consolidate with or into any other person, another person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person or (ii) engage in any recapitalization, reclassification or other transaction in which all or substantially all of our common stock is exchanged for or converted into cash, securities or other property, in each case, other than any merger or consolidation:

•

that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock and pursuant to which the consideration received by holders of our common stock immediately prior to the transaction entitles such holders to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction in substantially the same proportions as their respective ownership of our voting securities immediately prior to the transaction; or

•

which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

(3) the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

(4) we are liquidated or dissolved or holders of our common stock approve any plan or proposal for our liquidation or dissolution; or

(5) if shares of our common stock, or shares of any other common stock into which the notes are convertible pursuant to the terms of the indenture, are not listed for trading on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors);

provided that the definition of fundamental change shall not include a merger or consolidation under clause (1) or any event specified under clause (2), in each case, if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights and cash dividends) in connection with such event consists of shares of common stock traded on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) (or that will be so traded immediately following the completion of the merger or consolidation or such other transaction) and, as a result of such transaction or transactions, the notes become convertible into such shares of such common stock pursuant to “— Conversion Rate Adjustments — Treatment of Reference Property” above.

For purposes of these provisions, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The phrase “all or substantially all” as it is used in the definition of fundamental change will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There is a degree of uncertainty in interpreting this phrase. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the sale, lease or transfer of less than all of our assets may be uncertain.

“Continuing directors” means (i) individuals who on the date of original issuance of the notes constituted our board of directors and (ii) any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office (or a duly constituted committee thereof), either who were directors on the date of original issuance of the notes or whose election or nomination for election was previously so approved.

After the occurrence of a fundamental change, but on or before the 15th day following such occurrence, we will notify all holders of the notes and the trustee and paying agent on the occurrence of the fundamental change and of the resulting repurchase right, if any (the “fundamental change repurchase right notice”). Such notice shall state, among other things:

•	the events causing the fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right, if applicable;

•	the fundamental change repurchase price, if applicable;

•	the fundamental change repurchase date, if applicable;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	the applicable conversion rate and any adjustments to the applicable conversion rate, including any additional shares, if applicable;

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes, if applicable.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased. If the notes are held in global form, such delivery (and the related repurchase notice) must comply with all applicable DTC procedures. If the notes are held in certificated form, such notes must be duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of

Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the original principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the original principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with applicable DTC procedures; and

•	the original principal amount, if any, which remains subject to the repurchase notice.

In connection with any repurchase of the notes, we will agree under the indenture to:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•	otherwise comply with all applicable federal and state securities laws.

We will be required to repurchase the notes on the fundamental change repurchase date. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. Subject to a holder’s right to receive interest on the related interest payment date where the fundamental change repurchase date falls between a regular record date and the interest payment date to which it relates, if the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:

•

the notes will cease to be outstanding and interest, if any, will cease to accrue, whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent; and

•

all other rights of the holder will terminate other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest, if any, upon delivery or transfer of the notes.

The repurchase rights of the holders could discourage a potential acquirer of us.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. See “Risk Factors — Risks Related to the Notes — We may not have the ability to pay interest on the notes, to purchase the notes upon a fundamental change or to pay any cash payment due upon conversion, and our other indebtedness then outstanding, including our existing U.S. credit facilities and the proposed new credit facilities, contains or may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we may in the future incur other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

No notes may be repurchased at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Consolidation, Merger and Sale of Assets

The indenture provides that we will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person, if not us, is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person, if not us, expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed us, and may exercise every right and power of ours, under the indenture. If the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the indenture and the notes, except in the case of a lease of all or substantially all of our properties and assets.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default:

(1) default in any payment of interest (including contingent interest, if any) on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase, upon redemption, upon acceleration or otherwise;

(3) failure by us to comply with our obligation to convert the notes into a combination of cash and shares of common stock (or cash or shares of common stock, if we so elect) and, if applicable, reference property, upon exercise of a holder’s conversion right;

(4) failure by us to comply with our obligations under “— Consolidation, Merger and Sale of Assets;”

(5) failure by us to comply with our notice obligations under “— Conversion Rights,” or “— Repurchase at the Option of the Holder — Fundamental Change Permits Holders to Require Us to Repurchase Notes” for a period of 3 scheduled trading days after any such notice becomes due;

(6) failure by us for 60 days after written notice from the trustee or the holders of at least 25% of the aggregate original principal amount of the notes then outstanding has been received by us to comply with any of our other agreements contained in the notes or indenture;

(7) default by us or any subsidiary with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of $15 million (or if an amount lower than $15 million is specified as the corresponding event of default in the new credit facilities, such lesser amount) in the aggregate of the Company and/or any subsidiary of the Company, whether such debt now exists or shall hereafter be created, which default results (i) in such debt becoming or being declared due and payable or (ii) from a failure to pay the principal of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise. Unless we have entered into the new credit facilities by September 30, 2008, the existing U.S. credit facilities will be deemed to be the new credit facilities for purposes of this clause (7) and the immediately succeeding clause (8);

(8) failure by us or any of our subsidiaries, within 30 days, to pay, bond or otherwise discharge any judgments or orders for the payment of money the total uninsured amount of which for us or any of our subsidiaries exceeds in the aggregate $15 million (or if an amount lower than $15 million is specified as the corresponding event of default in the new credit facilities, such lesser amount), which are not stayed on appeal; or

(9) certain events of bankruptcy, insolvency or reorganization of the Company or any of our significant subsidiaries as defined in Rule 1-02 of Regulation S-X promulgated by the SEC as in effect on the original date of issuance of the notes (the “bankruptcy provisions”).

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% of the aggregate original principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the accreted principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration of acceleration, all accreted principal and accrued and unpaid interest, if any, on the notes will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions (except with respect to any significant subsidiary), the aggregate accreted principal amount and accrued and unpaid interest, if any, will be due and payable immediately.

Notwithstanding the foregoing, if we so elect, the sole remedy of holders for an event of default relating to any obligations we may have or are deemed to have pursuant to Section 314(a)(1) of the Trust Indenture Act relating to our failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or of the covenant described below in “— Reports,” will for the first 90 days after the occurrence of such event of default, consist exclusively of the right to receive an extension fee on the notes equal to 0.25% of the accreted principal amount of the notes (the “extension fee”). We refer to this election as the “extension right.” If we exercise the extension right, the extension fee will be payable on all outstanding notes on or before the date on which such event of default first occurs. On the 91st day after such event of default (if such violation is not cured or waived prior to such 91st day), the notes will be subject to acceleration as provided above. In the event we do not elect to pay the extension fee upon any such event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

Notwithstanding the preceding paragraph, if an event of default occurs under any other series of our debt securities issued subsequent to the issuance of the notes resulting from our failure to file any such documents or reports and such event of default is not subject to extension on terms similar to the above and results in the principal amount of such debt securities becoming due and payable, then the extension right will no longer apply and the notes will be subject to acceleration as provided above.

In order to exercise the extension right and elect to pay the extension fee as the sole remedy during the first 90 days after the occurrence of any event of default relating to the failure to comply with the reporting obligations in accordance with the second preceding paragraph, we must (i) notify all holders of notes and the trustee and paying agent of such election prior to the close of business on the first business day following the date on which such event of default occurs and (ii) pay such extension fee on or before the close of business on the date on which such event of default occurs. Upon our failure to timely give such notice or pay the extension fee, the notes will be immediately subject to acceleration as provided above.

The holders of a majority of the aggregate original principal amount of the outstanding notes may waive all past defaults (except with respect to an uncured nonpayment of principal or interest or failure to deliver amounts due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the uncured nonpayment of the principal of and interest on the notes or failure to deliver amounts due upon conversion that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due or to receive amounts due to it upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% of the aggregate original principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority of the aggregate original principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority of the aggregate original principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that if an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of the accreted principal of or interest on any note or conversion default, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute a default, the status of those events and what action we are taking or propose to take in respect thereof.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority of the aggregate original principal amount of the notes then outstanding, including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority of the aggregate original principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate, or extend the stated time for payment, of interest on any note or reduce the amount, or extend the stated time for payment, of the extension fee;

(3) reduce the original principal amount or accreted principal amount, or extend the stated maturity, of any note;

(4) make any change that adversely affects the conversion rights of any notes;

(5) reduce the fundamental change repurchase price, the optional put repurchase price or the redemption price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) change the place or currency of payment of original principal amount or accreted principal amount or interest (including contingent interest, if any), the fundamental change repurchase price, the optional put repurchase price or the redemption price or the extension fee in respect of any note;

(7) impair the right of any holder to receive payment of original principal amount or accreted principal amount of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(8) adversely affect the ranking of the notes as our senior unsecured indebtedness; or

(9) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1) cure any ambiguity or correct any omission, manifest error, defect or inconsistency in the indenture, so long as such action will not adversely affect the interests of holders of the notes;

(2) provide for the assumption by a successor corporation of our obligations under the indenture;

(3) add guarantees with respect to the notes;

(4) provide for a successor trustee in accordance with the terms of the indenture or to otherwise comply with any requirement of the indenture;

(5) provide for the issuance of additional notes, to the extent that we and the trustee deem such amendment necessary or advisable in connection with such issuance; provided that no such amendment or supplement may impair the rights or interests of any holder of the outstanding notes;

(6) increase the conversion rate;

(7) secure the notes;

(8) add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(9) provide for the conversion of notes in accordance with the terms of the indenture;

(10) make any change that does not adversely affect the rights of any holder in any material respect, provided that any amendments to conform the terms of the indenture or the notes to the description contained herein will not be deemed to be adverse to any holder;

(11) comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

(12) conform the provisions of the indenture to the “Description of the Notes” section in this prospectus supplement.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to issue a notice to the holders briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash, shares of common stock or cash and shares of common stock, if applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes or in connection with a conversion. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

The Bank of New York is the initial trustee, security registrar, paying agent and conversion agent.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 15 days after the same are required to be filed with the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR.

Global Notes, Book-Entry Form

The notes will be evidenced by one or more global notes. We will deposit the global note or notes with DTC and register the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, whom we refer to as participants. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Holders who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, who we refer to as indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

We will make payments on a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date, repurchase date or fundamental change repurchase date, as the case may be, and the maturity date. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name”.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at anytime. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in fully registered certificated form in exchange for global notes. In addition, the owner of a beneficial interest in a global note will be entitled to receive a note in fully registered certificated form in exchange for such interest if an event of default has occurred and is continuing.

Governing Law

The indenture and the notes will be construed in accordance with and governed by the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This discussion describes the material United States federal income tax consequences of owning the notes and, to the extent described below, our common stock received upon a conversion of the notes. It applies to you only if you purchase a note in this offering at the “issue price” as determined for United States federal income tax purposes and hold your note and common stock as a capital asset for tax purposes. In addition, this discussion does not discuss any foreign, state, or local tax considerations.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	an entity treated as a partnership for United States federal income tax purposes,

•	a bank or financial institution,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	certain former citizens or residents of the United States,

•	a person that owns notes as part of a straddle, integration or conversion transaction for tax purposes, or

•	a U.S. Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed Treasury regulations thereunder, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

No statutory, administrative or judicial authority directly addresses the treatment of the notes for United States federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service, or IRS, with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

We urge prospective investors to consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the notes and the common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

Classification of the Notes

Pursuant to the terms of the indenture governing the notes, we and each holder of the notes agree (in the absence of an administrative pronouncement or judicial ruling to the contrary), for United States federal income tax purposes, to treat the notes as debt instruments that are subject to the Treasury regulations governing contingent payment debt instruments, which we refer to as the contingent debt regulations.

Although we intend to treat the notes as indebtedness that is subject to the contingent debt regulations for United States federal income tax purposes, certain aspects of the application of the contingent debt regulations are uncertain and we do not intend to request a ruling from the IRS with respect to the treatment of the notes. Accordingly, holders should be aware that a different treatment from that described below could affect the amount, timing, source and character of income, gain or loss with respect to an investment in the notes. For example, a holder may not recognize income, gain or loss upon conversion of a note into our common stock, and may recognize capital gain or loss upon a taxable disposition of a note.

The remainder of this discussion assumes that our treatment of the notes and our application of the contingent debt regulations to the notes will be respected.

U.S. Holders

This discussion applies to U.S. Holders.

You are a U.S. Holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the U.S.,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

If an entity treated as a domestic partnership for United States federal income tax purposes owns notes, the United States federal income tax treatment of a partner in that partnership will generally depend on the status of the partner and upon the activities of the partnership. A holder of notes or common stock that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of holding and disposing of notes or common stock, as the case may be.

A beneficial owner of notes that is a non-U.S. Holder (as defined in “— Non-U.S. Holders” below) should see “— Non-U.S. Holders” below.

Interest Accruals on the Notes

Under the contingent payment debt regulations, you will be required to accrue interest income on the notes on a constant-yield basis, in the amounts described below, regardless of whether you use the cash or accrual method of tax accounting. Accordingly, you generally will be required to include interest in taxable income in each year in excess of the cash interest received on the notes and, we expect, in excess of any contingent interest payments actually received in that year.

Under the contingent debt regulations, you must accrue an amount of ordinary interest income for United States federal income tax purposes, for each accrual period prior to and including the maturity date of a note, that equals:

•

the product of (i) the adjusted issue price of the note as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the note, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days in the accrual period that you held the note.

The “issue price” of a note is the first price at which a substantial amount of the notes is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amounts of any payments (in accordance with the projected payment schedule described below) previously made with respect to the note.

The term “comparable yield” means the annual yield that an issuer of a contingent payment debt obligation would pay, as of the initial issue date, on a fixed rate, non-convertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the instrument. We have determined that the comparable yield for the notes is 8.50%, compounded semi-annually. The IRS may not agree with our determination of the comparable yield, and if the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield provided by us. Moreover, in such an event, the projected payment schedule (as described below) could differ materially from the schedule provided by us.

We are required to provide you, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the notes. This schedule must produce a yield to maturity that equals the comparable yield. The projected payment schedule includes estimates for payments of contingent interest and an estimate for a payment at maturity taking into account the conversion feature. Furthermore, the fair market value of any common stock (and cash, if any) received by a holder upon conversion will be treated as a contingent payment. Requests for the comparable yield and projected payment schedules should be directed to Investor Relations, EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, or by calling EnerSys Investor Relations directly at (610) 236-4040.

You have agreed to use the comparable yield and projected payment schedule in determining your interest accruals, and the adjustments thereto described below, in respect of the notes. Although under United States federal income tax law, you would generally be permitted to determine your own comparable yield or projected payment schedule if you were to timely disclose and justify the use of those other estimates to the IRS and establish that our comparable yield or schedule of projected payments is unreasonable, you are bound pursuant to the indenture by our projected payment schedule and our determination of the comparable yield.

The comparable yield and projected payment schedule are not determined for any purpose other than for the determination of your interest accruals and adjustments thereof in respect of the notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the notes.

Adjustments to Interest Accruals on the Notes

If you receive actual payments with respect to a note in a taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, you will incur a “net positive adjustment” equal to the amount of such excess. You will treat the “net positive adjustment” as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

If you receive actual payments with respect to a note in a taxable year that in the aggregate are less than the amount of the projected payments for that taxable year, you will incur a “net negative adjustment” equal to the amount of such deficit. This adjustment will (1) reduce your interest income on the notes for that taxable year, and (2) to the extent of any excess after the application of (1), give rise to an ordinary loss to the extent of your interest income on the note during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

Any negative adjustment in excess of the amounts described in (1) and (2) will be carried forward to offset future interest income in respect of the note or to reduce the amount realized upon a sale, exchange, conversion, repurchase or redemption of the note.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Sale, Exchange, Conversion, Repurchase or Redemption

Generally, the sale, exchange, including a conversion, repurchase or redemption of a note will result in taxable gain or loss to you. As described above, our calculation of the comparable yield and the projected payment schedule for the notes includes the receipt of stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the receipt of our common stock by you upon a conversion of a note as a contingent payment. As described above, you will agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. Under this treatment, conversion of a note will also result in taxable gain or loss to you.

The amount of gain or loss on a taxable sale, exchange (including a conversion), repurchase or redemption will be equal to the difference between (1) the amount of cash plus the fair market value of any other property received by you, including the fair market value of any common stock received upon a conversion, and (2) your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to the issue price of the note, increased by any interest income previously accrued by you (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made on the note without regard to the actual amount paid. Gain recognized upon a sale, exchange, conversion, repurchase or redemption of a note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the note is held for more than one year). The deductibility of capital losses is subject to limitations. A U.S. Holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

Your tax basis in our common stock received upon a conversion of a note will equal the then current fair market value of such common stock. Your holding period for the common stock received will commence on the day immediately following the date of receipt.

Constructive Dividends

If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, such increase typically will be deemed to be the payment of a taxable dividend to you to the extent of our earnings and profits, notwithstanding the fact that you do not receive a cash payment.

In addition, if at any time we increase the conversion rate, either at our discretion or pursuant to other conversion rate adjustment provisions of the notes, such increase also may be deemed to be the payment of a taxable dividend to you, notwithstanding the fact that you do not receive a cash payment.

For example, an increase in the exchange rate in the event of a distribution of our evidence of indebtedness or our assets or an increase in the exchange rate if we pay a cash dividend will generally result in deemed taxable dividend treatment to you, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not.

Any such constructive distribution will be taxable as a dividend, return of capital or capital gain in accordance with the tax rules applicable to corporate distributions, but it is not clear whether it will be eligible for the reduced rates of tax applicable to certain dividends paid to individual holders or to the dividends-received deduction applicable to certain dividends paid to corporate holders.

Dividends on Common Stock

If we make cash distributions on our common stock, the distributions will generally be treated as dividends to a U.S. Holder of our common stock to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles at the end of the tax year of the distribution, then as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Eligible dividends received in tax years ending on or before December 31, 2010, will be subject to tax to a non-corporate U.S. Holder at the special reduced rate generally applicable to long-term capital gains, provided that certain holding periods are satisfied.

Gain on Disposition of Common Stock

Upon the sale or other disposition of our common stock received on conversion of a note, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the U.S. Holder’s adjusted tax basis in our common stock. That capital gain or loss will be long-term if the U.S. Holder’s holding period in respect of such common stock is more than one year. For taxable years ending on or before December 31, 2010, long-term capital gains of non-corporate U.S. Holders will be subject to tax at a special reduced rate. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

This discussion describes the tax consequences to a non-U.S. Holder. You are a non-U.S. Holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation,

•	a foreign partnership, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis with respect to income or gain from a note.

If an entity treated as a foreign partnership for United States federal income tax purposes owns notes, the United States federal income tax treatment of a partner in that partnership will generally depend on the status of the partner and upon the activities of the partnership. A holder of notes or common stock that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of holding and disposing of notes or common stock, as the case may be.

If you are a U.S. Holder, this section does not apply to you.

Payments Made with Respect to the Notes

All payments on the notes made to a non-U.S. Holder, including a payment in our common stock pursuant to a conversion, and any gain realized on a sale or exchange of the notes, will generally be exempt from United States income and withholding tax, provided that: (i) such non-U.S. Holder does not own, actually or constructively (pursuant to the conversion features or otherwise), 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) the non-U.S. Holder certifies, under penalties of perjury, to us or our paying agent on IRS Form W-8BEN that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied, (iv) such payments and gain are not effectively connected with the conduct by such non-U.S. Holder of a trade or business in the United States, and (v) with respect only to gain realized on a sale, exchange or conversion of the notes, we have not been a U.S. real property holding corporation, as defined in the

Code, at any time within the shorter of the five-year period preceding such sale or exchange and the non-U.S. Holder’s holding period for the notes. We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation.

If a non-U.S. Holder of a note were deemed to have received a constructive dividend (see “— U.S. Holders — Constructive Dividends” above), however, the non-U.S. Holder may be subject to United States withholding tax at a 30% rate on the amount of such dividend, thereby potentially reducing amounts subsequently payable to it, subject to reduction (i) by an applicable treaty if the non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an IRS Form W-8ECI from a non-U.S. Holder claiming that the constructive dividend on the notes is effectively connected with the conduct of a United States trade or business.

Common Stock

Dividends paid to a non-U.S. Holder of common stock will generally be subject to withholding tax at a 30% rate subject to reduction (a) by an applicable treaty if the non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (b) upon the receipt of an IRS Form W-8ECI from a non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

A non-U.S. Holder will generally not be subject to United States federal income tax on gain realized on the sale or exchange of the common stock received upon a conversion of notes unless (a) the gain is effectively connected with the conduct of a United States trade or business, or (b) in the case of a non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale or exchange and the non-U.S. Holder’s holding period in the common stock. We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation.

Income Effectively Connected with a United States Trade or Business

If a non-U.S. Holder of notes or our common stock is engaged in a trade or business in the United States, and if interest on the notes, dividends on our common stock, or gain realized on the sale, exchange, conversion or other disposition of the notes or gain realized on the sale or exchange of our common stock is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on such interest, dividends or gain in the same manner as if it were a U.S. Holder. In addition, if such a non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

U.S. Holders

Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the notes or shares of common stock may be subject to information reporting and United States federal backup withholding at the rate then in effect if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s United States federal income tax, provided that the required information is furnished to the IRS.

Non-U.S. Holders

A non-U.S. Holder may be required to comply with certification procedures to establish that the holder is not a United States person in order to avoid backup withholding tax with respect to our payment of principal and interest on the notes, or the proceeds of the sale or other disposition of the notes or our common stock. In addition, we must report annually to the IRS and to each non-U.S. Holder the amount of any dividends and interest paid to and the tax withheld (if any) with respect to such non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s United States federal income tax, provided that the required information is furnished to the IRS.

UNDERWRITING

We and Goldman, Sachs & Co. and Banc of America Securities LLC acting as joint book-running managers and as representatives (jointly, referred to as the Representatives) of the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	60,000,000
Banc of America Securities LLC	53,100,000
Wachovia Capital Markets, LLC	33,600,000
PNC Capital Markets LLC	3,300,000

Total	$150,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken other than the notes covered by the option described below, unless and until such option is exercised.

If the underwriters sell more notes than the total principal amount set forth in the table above, the underwriters have an over-allotment option to buy up to an additional $22,500,000 in original principal amount of notes to cover such sales. They may exercise that option for 13 days. To the extent that underwriters exercise this option, the underwriters will severally purchase notes in approximately the same proportion as set forth in the table above.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 1.5% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and all of our directors and executive officers have agreed that, without the prior written consent of the representatives,

subject to certain exceptions, we and they will not directly or indirectly, during the period commencing on the date of this prospectus supplement and ending 75 days thereafter (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock. This restriction will not apply to, among other things:

•	transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering,

•	the exercise of options to purchase shares of our common stock pursuant to the surrender of options to purchase shares of our common stock or the payment of cash to satisfy the applicable aggregate exercise price (and applicable withholding taxes, if applicable) required to be paid upon such exercise,

•	transactions of shares pursuant to pre-existing plans complying with Rule 10b5-1 of the Exchange Act, and

•

transfers of shares of our common stock or common stock equivalents as a bona fide gift or by will or intestacy, including transfers to a trust where the beneficiaries of the trust are drawn solely from a group consisting of the director, officer or significant stockholder and immediate family members thereof, provided that (i) each transferee executes and delivers to the underwriters a lock-up letter and (ii) no party shall be required to, nor shall it voluntarily, file a report under Section 16(a) of the Exchange Act in connection with such transfer or distribution (other than a filing on Form 5 in certain instances).

The notes are a new issue of securities with no established trading market. The company has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under

Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Affiliates of Banc of America Securities LLC and Wachovia Capital Markets, LLC are lenders under our senior secured term loan B, a portion of which we intend to repay with the net proceeds of this offering. Because of this relationship, this offering is being conducted in accordance with Rule 2720 of the Financial Industry Regulatory Authority “FINRA” (formerly known as the National Association of Securities Dealers, Inc.). This rule requires that the yield at which the notes are to be distributed to the public is established at a yield no lower than that recommended by a “qualified independent underwriter,” as defined by FINRA. Goldman Sachs & Co. is serving as a qualified independent underwriter and will assume the customary responsibilities of acting as a qualified independent underwriter in pricing the offering and conducting due diligence. We have agreed to indemnify Goldman Sachs & Co. against any liabilities arising in connection with its role as a qualified independent underwriter, including liabilities under the Securities Act.

The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $500,000.

The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial and investment banking services for the company, including but not limited to the concurrent secondary offering, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus supplement has been passed upon for us by our counsel, Skadden, Arps, Slate, Meagher & Flom LLP,

New York, New York. Davis Polk & Wardwell is acting as counsel to the underwriters.

PROSPECTUS

ENERSYS

Debt Securities

Preferred Stock

Common Stock

EnerSys, from time to time, may offer, issue and sell unsecured debt securities which may be senior or subordinated debt securities, preferred stock and common stock. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for our common stock, our preferred stock, our other securities or the debt or equity securities of one or more other entities. Our common stock is listed on the New York Stock Exchange and trades under the symbol “ENS.”

We or a selling securityholder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

Investing in our securities involves risks, including the risks described in our Annual Report on Form 10–K for the fiscal year ended March 31, 2007, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and/or any risk factors set forth in our other filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, as discussed on page 2 of this prospectus.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated May 19, 2008

In this prospectus, except as otherwise indicated, “EnerSys,” “we,” “our,” and “us” refer to EnerSys, which is a holding company, and its consolidated subsidiaries.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add information to this prospectus or update or change information in this prospectus. To the extent that this prospectus is used by any selling securityholder to resell any securities, information with respect to the selling securityholder and the terms of the securities being offered will be contained in a prospectus supplement. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including EnerSys. These reports, proxy statements and other information can also be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 or on our internet site at http://www.enersys.com.

Information on our website is not incorporated into this prospectus and is not a part of this prospectus.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents which are incorporated by reference into this offering (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Investor Relations, EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, or by calling EnerSys Investor Relations directly at (610) 236-4040.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have incorporated by reference information into this prospectus. “Incorporate by reference” means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, or the Exchange Act):

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2007 (filed on June 13, 2007);

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended July 1, 2007 (filed August 8, 2007), September 30, 2007 (filed November 7, 2007) and December 30, 2007 (filed on February 7, 2008);

•	Current Reports on Form 8-K filed April 2, 2007, May 23, 2007 (other than item 7.01 and exhibit 99.2 under item 9.01, which are furnished and not incorporated herein by reference), July 6, 2007, July 20, 2007, August 2, 2007, August 7, 2007 (other than exhibit 99.1 under item 9.01, which is furnished and not incorporated herein by reference), August 31, 2007, December 3, 2007, December 7, 2007, February 28, 2008, February 29, 2008 and May 6, 2008; and

•	Registration Statement on Form 8-A as filed on July 26, 2004.

We also incorporate by reference all of our filings with the SEC made pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

ENERSYS

EnerSys is the world’s largest manufacturer, marketer and distributor of industrial batteries. We also manufacture, market and distribute related products such as chargers, power equipment and battery accessories, and we provide related after-market and customer-support services for industrial batteries. Industrial batteries generally are characterized as reserve power batteries or motive power batteries.

Reserve power products are known as network, standby or stationary power batteries and are used primarily for backup power applications to ensure continuous power supply in case of main (primary) power failure or outage. Reserve power batteries are used primarily to supply standby direct current, or DC, operating power for:

•	telecommunications systems, such as wireless, wireline and internet access systems, central and local switching systems, satellite stations and radio transmission stations;

•	uninterruptible power systems, or UPS, applications for computer and computer-controlled systems, including process control systems;

•	specialty power applications, including security systems for premium starting, lighting and ignition applications;

•	switchgear and electrical control systems used in electric utilities and energy pipelines; and

•	commercial and military aircraft, submarines and tactical military vehicles.

Motive power products are used to provide power for manufacturing, warehousing and other material handling equipment, primarily electric industrial forklift trucks. They compete primarily with propane- and diesel-

powered internal combustion engines used principally in the following applications:

•	electric industrial forklift trucks in distribution and manufacturing facilities;

•	mining equipment, including scoops, coal haulers, shield haulers, underground forklifts, shuttle cars and locomotives; and

•	railroad equipment, including diesel locomotive starting, rail car lighting and rail signaling equipment.

Our principal executive offices are located at 2366 Bernville Road, Reading, PA 19605. Our telephone number at that address is (610) 208-1991.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement. Unless otherwise set forth in a prospectus supplement,

we will not receive any proceeds in the event that the securities are sold by a selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

Nine fiscal months ended December 30, 2007(1)	Fiscal year ended March 31,
	2007(2)	2006(3)	2005(4)	2004(5)	2003
2.90	2.63	2.32	2.59	1.28	2.25

For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges consist of total interest expense and a one-third portion of rental expenses that management believes is representative of interest.

As of the date of this prospectus, we have not issued any shares of preferred stock.

As explained in notes to the Consolidated Financial Statements included in our Reports on Forms 10-K and 10-Q, net income in the above periods included the following pre-tax expenses and income (dollars in thousands):

(1)	The fiscal nine months ended December 30, 2007 included a pretax charge of $11,402 to facilitate the integration of the recent Energia acquisition into our worldwide operations. The charge is comprised of $6,324 as a restructuring accrual, primarily in Europe, for staff reductions, and $5,078 for a non-cash impairment charge for machinery and equipment.

(2)	In fiscal 2007, we settled litigation matters that resulted in litigation settlement income, net of related legal fees and expenses, of $3,753 pretax.

(3)	Pretax restructuring charges recorded in fiscal 2006 were $8,553 which included

$6,217 incurred to cover estimated costs in Europe of staff reductions, exiting of a product line, and closing several ancillary locations, $1,063 incurred to cover estimated restructuring programs in Europe related to the newly acquired GAZ facility in Zwickau, Germany, and $1,273 of non-cash write-off of machinery and equipment based on impairment testing.

(4)	The fiscal 2005 operating results include a pretax charge of $3,622 for the write-off of deferred financing costs, and a pretax charge of $2,400 for a loan prepayment penalty, both of which were incurred as a result of our initial public offering.

(5)	The fiscal 2004 operating results include a pretax charge of $30,974 that was incurred primarily as a result of a Settlement Agreement, and pretax charges of $21,147 for uncompleted acquisitions (primarily legal and other professional fees), plant closing costs related to the final settlement of labor matters relating to a North American plant closed in fiscal 2002 and a special bonus paid, including related payroll costs, in connection with the March 17, 2004 recapitalization transaction.

DESCRIPTION OF CAPITAL STOCK

General Matters

Our authorized capital stock consists of 135,000,000 shares of common stock, par value $0.01 per share, of which 49,434,419 shares were issued and outstanding as of May 16, 2008 and 1,000,000 shares of undesignated preferred stock, par value $0.01 per share, none of which was outstanding as of May 16, 2008.

The following summary describes the material provisions of our capital stock. This summary is not meant to be a complete description of our capital stock and we urge you to read our certificate of incorporation and our bylaws, which are incorporated by reference into this prospectus.

Certain provisions of our certificate of incorporation and bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for shares of common stock.

Common Stock

We have one class of common stock. All holders of shares of common stock are entitled to the same rights and privileges. Holders of shares of common stock are entitled to one vote per share on the election or removal of our directors and on all other matters to be voted on by our stockholders.

Holders of shares of common stock are not entitled to any preemptive or preferential rights to subscribe for additional shares of any class of our capital stock. The holders of shares of common stock are entitled to receive dividends, when, as and if declared by our board of directors, out of funds legally available therefor. Holders of shares of common stock are entitled to share ratably, upon dissolution or liquidation, in the assets available for distribution to holders of shares of common stock after the payment of all prior claims.

Preferred Stock

Our authorized capital stock includes 1,000,000 shares of undesignated preferred stock, none of which is issued or outstanding. Our board of directors is authorized, without further action by our stockholders, to provide for the issuance of such preferred stock in one or more series and to fix the dividend rate, conversion privileges, voting rights, redemption rights, redemption price or prices, liquidation preferences and qualifications, limitations and restrictions thereof with respect to each series. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights that could adversely affect the holders of shares of our common stock. We have no current intention to issue any shares of preferred stock.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law may have the effect of delaying, deferring or preventing a change of control. In general, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date such stockholder became an “interested stockholder,” unless:

•	prior to such date the board of directors approved either the “business combination” or the transaction that resulted in the stockholder becoming an “interested stockholder”;

•

upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned by persons who are directors and also officers and certain other stockholders; or

•

on or subsequent to such date the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the “interested stockholder.”

A “business combination” includes certain mergers, stock or asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” An “interested stockholder” is a person who, together with affiliates and associates, owns (or in the preceding three years, did own) 15% or more of the outstanding voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limitation of Liability and Indemnification of Directors and Officers

We have included in our certificate of incorporation and bylaws provisions to:

•

eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty, but such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit; and

•	indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

Acting pursuant to the provisions of our certificate of incorporation and bylaws and the provisions of Section 145 of the Delaware General Corporation Law, we have entered into agreements with each of our officers and directors to indemnify them to the fullest extent permitted by such provisions and such law. We also are authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, investments in our common stock may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers pursuant to the provisions described above, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Other Provisions of our Certificate of Incorporation and Bylaws

Classified Board of Directors.

Our certificate of incorporation provides for our board of directors to be divided into three classes of directors serving staggered three-year terms. Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting our entire board of directors. As a result, approximately one-third of our board of directors will be elected each year. Moreover, except as otherwise provided in our Securityholder Agreement, dated as of July 26, 2004 (referred to herein as the Securityholder Agreement), among Metalmark Capital LLC, certain institutional stockholders, certain members of our senior management and our company, stockholders may remove a director only for cause. This provision, when coupled with the provisions of our certificate of incorporation and bylaws, except as otherwise provided in our Securityholder Agreement, authorizes only our board of directors to fill vacant directorships, preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of our board of directors by filling the vacancies created by such removal with its own nominees. This provision of our certificate of incorporation may not be amended or repealed by our stockholders except with the consent of the holders of at least two-thirds of our outstanding common stock.

Special Meeting of Stockholders.

Our certificate of incorporation provides that special meetings of our stockholders may be called only by our board of directors or our Chairman of the Board. This provision makes it more difficult for stockholders to take action opposed by our board of directors. This provision of our certificate of incorporation may not be amended or repealed by our stockholders except with the consent of the holders of at least two-thirds of our outstanding common stock.

No Stockholder Action by Written Consent.

Our certificate of incorporation provides that no action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting, and the power of our stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. Such provision limits the ability of any stockholder to take action immediately and without prior notice to our board of directors. Such a limitation on a majority stockholder’s ability to act might affect such person’s or entity’s decision to purchase our voting securities. This provision of our certificate of incorporation may not be amended or repealed by the stockholders except with the consent of the holders of at least two-thirds of our outstanding common stock.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.

Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices: in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 90 days nor more than 120 days prior to such anniversary date or, in the case of a special meeting called for the purpose of electing directors, not less than 90 days nor more than 120 days prior to such special meeting or not later than the close of business on the tenth day following the date on which public disclosure of the date of the meeting is made; and in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the tenth day following the date on which public disclosure of the date of the meeting was made. Our bylaws also specify certain requirements for a stockholder’s notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting. As set forth below, our bylaws may not be amended or repealed by our stockholders, except with the consent of holders of at least two-thirds of our outstanding common stock.

Adjournment of Meetings of Stockholders.

Our bylaws provide that when a meeting of our stockholders is convened, the presiding officer, if directed by our board of directors, may adjourn the meeting if no quorum is present for the transaction of business or if our board of directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information that our board of directors determines has not been made sufficiently or timely available to stockholders or to otherwise effectively exercise their voting rights. This provision will, under certain circumstances, make more difficult or delay actions by the stockholders opposed by our board of directors. The effect of such provision could be to delay the timing of a stockholders’ meeting, including in cases where stockholders have brought proposals before the stockholders that are in opposition to those brought by our board of directors and therefore may provide our board of directors with additional flexibility in responding to such stockholder proposals. As set forth below, our bylaws may not be amended or repealed by our stockholders, except with the consent of holders of at least two-thirds of our outstanding common stock.

No Cumulative Voting.

The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Authorized but Unissued Capital Stock.

Our certificate of incorporation authorizes our board of directors to issue one or more classes or series of preferred stock, and to determine, with respect to any such class or series of preferred stock, the voting powers (if any), designations, powers, preferences, rights and qualifications, limitations or restrictions of such preferred stock. We have no current intention to issue any shares of preferred stock.

The Delaware General Corporation Law does not require stockholder approval for any issuance of previously authorized shares of our capital stock. However, the listing requirements of the New York Stock Exchange, which will apply so long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Amendment of the Bylaws.

Our certificate of incorporation provides that our bylaws may not be amended or repealed by our stockholders except with the consent of holders of at least two-thirds of our outstanding common stock and grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of Delaware or our certificate of incorporation. This provision makes it more difficult for our stockholders to make changes to our bylaws that are opposed by our board of directors. This provision of our certificate of incorporation may not be amended or repealed by our stockholders except with the consent of holders of at least two-thirds of our outstanding common stock.

Transfer Agent and Registrar

National City Bank, Cleveland, Ohio, is the transfer agent and registrar for our common stock.

DESCRIPTION OF DEBT SECURITIES

We may offer senior or subordinated unsecured debt securities, which may be convertible. Our debt securities will be issued under one or more indentures to be entered into between us and a trustee qualified under the Trust Indenture Act of 1939.

We have summarized certain general features of the debt securities from the indentures. Indenture forms are attached as exhibits to the registration statement of which this prospectus forms a part. The following description of the terms of the debt securities sets forth certain general terms and provisions. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	whether the securities will be senior or subordinated;

•	applicable subordination provisions, if any;

•	conversion or exchange into other securities;

•	percentage or percentages of principal amount at which such securities will be issued;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such securities will be issued;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•	our obligation or right to redeem, purchase or repay securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms not inconsistent with the provisions of the indenture.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the office of the trustee identified in the prospectus supplement, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indentures and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

We or a selling securityholder may sell the common stock, preferred stock or any series of debt securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents to the public or to institutional investors; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the net proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	privately negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of common shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of common shares. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment to this registration statement.

If indicated in an applicable prospectus supplement, we may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we pay for solicitation of these delayed delivery contracts.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market, other than our common stock, which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities other than the common stock may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate,

Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of EnerSys appearing in EnerSys’ Annual Report on Form 10-K for the year ended March 31, 2007 (including the schedule appearing therein), and EnerSys management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2007 included therein, have been audited by Ernst & Young

LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$150,000,000

EnerSys

3.375% Convertible Senior Notes

due 2038

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.

Banc of America Securities LLC

Wachovia Securities

PNC Capital Markets LLC